                                                               Exhibit 4.9

================================================================================



                               WALBRO CORPORATION





                                 Note Agreement


                          Dated as of October 1, 1994





                      Re:  $45,000,000 7.68% Senior Notes
                              Due October 1, 2004



================================================================================

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                               TABLE OF CONTENTS

                         (Not a part of the Agreement)

SECTION                     HEADING                                        PAGE

SECTION 1.   DESCRIPTION OF NOTES AND COMMITMENT . . . . . . . . . . . . .   1

  Section 1.1.       Description of Notes. . . . . . . . . . . . . . . . .   1
  Section 1.2.       Commitment, Closing Date. . . . . . . . . . . . . . .   1
  Section 1.3.       Guaranty of Notes . . . . . . . . . . . . . . . . . .   2
  Section 1.4.       Several Commitments . . . . . . . . . . . . . . . . .   2

SECTION 2.   PREPAYMENT OF NOTES . . . . . . . . . . . . . . . . . . . . .   2

  Section 2.1.       Required Prepayments. . . . . . . . . . . . . . . . .   2
  Section 2.2.       Optional Prepayment with Premium. . . . . . . . . . .   3
  Section 2.3.       Prepayment upon Change of Control . . . . . . . . . .   3
  Section 2.4.       Notice of Optional Prepayments. . . . . . . . . . . .   4
  Section 2.5.       Application of Prepayments. . . . . . . . . . . . . .   5
  Section 2.6.       Direct Payment. . . . . . . . . . . . . . . . . . . .   5

SECTION 3.   REPRESENTATIONS.  . . . . . . . . . . . . . . . . . . . . . .   5

  Section 3.1.       Representations of the Company. . . . . . . . . . . .   5
  Section 3.2.       Representations of the Purchasers . . . . . . . . . .   5

SECTION 4.   CLOSING CONDITIONS  . . . . . . . . . . . . . . . . . . . . .   6

  Section 4.1.       Conditions  . . . . . . . . . . . . . . . . . . . . .   6
  Section 4.2.       Waiver of Conditions  . . . . . . . . . . . . . . . .   7

SECTION 5.   COMPANY COVENANTS . . . . . . . . . . . . . . . . . . . . . .   7

  Section 5.1.       Corporate Existence, Etc. . . . . . . . . . . . . . .   7
  Section 5.2.       Insurance . . . . . . . . . . . . . . . . . . . . . .   7
  Section 5.3.       Taxes, Claims for Labor and Materials,
                        Compliance with Laws . . . . . . . . . . . . . . .   8
  Section 5.4.       Maintenance, Etc. . . . . . . . . . . . . . . . . . .   8
  Section 5.5.       Nature of Business. . . . . . . . . . . . . . . . . .   8
  Section 5.6.       Consolidated Adjusted Net Worth . . . . . . . . . . .   8
  Section 5.7.       Limitations on  Funded Debt and Priority Obligations.   9
  Section 5.8.       Limitation on Liens . . . . . . . . . . . . . . . . .   9
  Section 5.9.       Mergers, Etc  . . . . . . . . . . . . . . . . . . . .  11
  Section 5.10.      Sales of Assets . . . . . . . . . . . . . . . . . . .  12
  Section 5.11.      Guaranties  . . . . . . . . . . . . . . . . . . . . .  12
  Section 5.12.      Repurchase of Notes . . . . . . . . . . . . . . . . .  13
  Section 5.13.      Transactions with Affiliates. . . . . . . . . . . . .  13
  Section 5.14.      Termination of Pension Plans. . . . . . . . . . . . .  13





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  Section 5.15.      Reports and Rights of Inspection. . . . . . . . . . .  14
  Section 5.16.      New Domestic Subsidiaries . . . . . . . . . . . . . .  16

SECTION 6.    EVENTS OF DEFAULT AND REMEDIES THEREFOR. . . . . . . . . . .  16

  Section 6.1.       Events of Default . . . . . . . . . . . . . . . . . .  16
  Section 6.2.       Notice to Holders . . . . . . . . . . . . . . . . . .  18
  Section 6.3.       Acceleration of Maturities. . . . . . . . . . . . . .  18
  Section 6.4.       Rescission of Acceleration. . . . . . . . . . . . . .  19

SECTION 7.     AMENDMENTS, WAIVERS AND CONSENTS. . . . . . . . . . . . . .  19

  Section 7.1.       Consent Required. . . . . . . . . . . . . . . . . . .  19
  Section 7.2.       Solicitation of Holders . . . . . . . . . . . . . . .  20
  Section 7.3.       Effect of Amendment or Waiver . . . . . . . . . . . .  20

SECTION 8.     INTERPRETATION OF AGREEMENT; DEFINITIONS. . . . . . . . . .  20

  Section 8.1.       Definitions . . . . . . . . . . . . . . . . . . . . .  20
  Section 8.2.       Accounting Principles . . . . . . . . . . . . . . . .  29
  Section 8.3.       Directly or Indirectly  . . . . . . . . . . . . . . .  29

SECTION 9.     MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . .  29

  Section 9.1.       Registered Notes. . . . . . . . . . . . . . . . . . .  29
  Section 9.2.       Exchange of Notes . . . . . . . . . . . . . . . . . .  29
  Section 9.3.       Loss, Theft, Etc. of Notes. . . . . . . . . . . . . .  29
  Section 9.4.       Expenses, Stamp Tax Indemnity . . . . . . . . . . . .  30
  Section 9.5.       Powers and Rights Not Waived; Remedies Cumulative . .  30
  Section 9.6.       Notices . . . . . . . . . . . . . . . . . . . . . . .  30
  Section 9.7.       Successors and Assigns  . . . . . . . . . . . . . . .  31
  Section 9.8.       Survival of Covenants and Representations . . . . . .  31
  Section 9.9.       Severability. . . . . . . . . . . . . . . . . . . . .  31
  Section 9.10.      Governing Law . . . . . . . . . . . . . . . . . . . .  31
  Section 9.11.      Captions. . . . . . . . . . . . . . . . . . . . . . .  31
  Section 9.12.      Additional Indebtedness . . . . . . . . . . . . . . .  31

Signatures . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32





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ATTACHMENTS TO NOTE AGREEMENT:

Schedule I         --     Names of Note Purchasers and Amounts of Commitments

Exhibit A          --     Form of 7.68% Senior Note due October 1, 2004

Exhibit B          --     Form of Guaranty Agreements

Exhibit C          --     Representations and Warranties of the Company and its
                          Domestic Subsidiaries

Exhibit D          --     Description of Special Counsel's Closing Opinion

Exhibit E          --     Description of Closing Opinion of Counsel to the
                          Company and its Subsidiaries

Exhibit F          --     Subordination Provisions Applicable to Convertible
                          Subordinated Notes





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                               WALBRO CORPORATION
                              6242 GARFIELD STREET
                           CASS CITY, MICHIGAN  48726

                                 NOTE AGREEMENT

                       Re: $45,000,000 7.68% Senior Notes
                              Due October 1, 2004

                                                                     Dated as of
                                                                 October 1, 1994

To the Purchasers named on Schedule I
  to this Agreement


         The undersigned, WALBRO CORPORATION, a Delaware corporation (the "Company"), agrees with the Purchasers named on Schedule I to this Agreement (the "Purchasers") as follows:


SECTION 1.             DESCRIPTION OF NOTES AND COMMITMENT.

           Section 1.1. Description of Notes. The Company will authorize the issue and sale of $45,000,000 aggregate principal amount of its 7.68% Senior Notes (the "Notes") to be dated the date of issue, to bear interest on the unpaid amounts thereof from such date at the rate of 7.68% per annum, payable quarterly on the first day of each January, April, July and October in each year (commencing January 1, 1995) and at maturity and to bear interest on overdue principal (including any overdue required or optional prepayment of principal) and premium, if any, and (to the extent legally enforceable) on any overdue installment of interest at the rate of 9.68% per annum after the date due, whether by acceleration or otherwise, until paid, to be expressed to mature on October 1, 2004, and to be substantially in the form attached hereto as Exhibit A. Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months. The Notes are not subject to prepayment or redemption at the option of the Company prior to their expressed maturity dates except on the terms and conditions and in the amounts and with the premium, if any, set forth in Section 2 of this Agreement. The term "Notes" as used herein shall include each Note delivered pursuant to this Agreement.

           Section 1.2. Commitment, Closing Date. Subject to the terms and conditions hereof and on the basis of the representations and warranties hereinafter set forth, the Company agrees to issue and sell to each Purchaser, and such Purchaser agrees to purchase from the Company, Notes in the principal amount set forth opposite such Purchaser's name on

Walbro Corporation                                               Note Agreement


Schedule I hereto at a price of 100% of the principal amount thereof on the Closing Date hereafter mentioned.

         Delivery of the Notes will be made at the offices of Chapman and Cutler, 111 West Monroe Street, Chicago, Illinois 60603, against payment therefor in Federal Reserve or other funds current and immediately available at the principal office of National Bank of Detroit in the amount of the purchase price at 10:00 A.M. Chicago time, on October 14, 1994 or such later date (not later than October 31, 1994) as shall mutually be agreed upon by the Company and the Purchasers (the "Closing Date"). The Notes delivered to each Purchaser on the Closing Date will be delivered to such Purchaser in the form of a single registered Note in the form attached hereto as Exhibit A for the full amount of such Purchaser's purchase (unless different denominations are specified by such Purchaser), registered in such Purchaser's name or in the name of such Purchaser's nominee, all as such Purchaser may specify at any time prior to the date fixed for delivery.

           Section 1.3. Guaranty of Notes. Pursuant to those certain separate Guaranty Agreements each dated as of October 1, 1994 (individually, a "Guaranty Agreement" and collectively, the "Guaranty Agreements") from the Domestic Subsidiaries to the Purchasers, each Domestic Subsidiary will guarantee, so long as the Indebtedness under the Credit Agreement remains outstanding and is guaranteed by such Domestic Subsidiary, (i) the due and punctual payment of the principal of and interest and Make-Whole Amount, if any, on the Notes from time to time outstanding, as and when such payments become due and payable (including interest on overdue payments of principal, Make-Whole Amount, if any, or interest at the rate set forth in the Notes) and
(ii) the prompt performance and compliance by the Company with each of its other obligations under this Agreement. The Guaranty Agreements will be in the form attached hereto as Exhibit B.

           Section 1.4. Several Commitments. The obligations of the Purchasers shall be several and not joint, and no Purchaser shall be liable or responsible for the acts or defaults of any other Purchaser.

SECTION 2.             PREPAYMENT OF NOTES.

           Section 2.1. Required Prepayments. The Company agrees that on October 1 in each year, commencing October 1, 1998 and ending October 1, 2003, both inclusive, it will prepay and apply and there shall become due and payable on the principal indebtedness evidenced by the Notes an amount equal to the lesser of (i) $6,450,000 and (ii) the principal amount of the Notes then outstanding. The entire remaining principal amount of the Notes shall become due and payable on October 1, 2004. No premium shall be payable in connection with any required prepayment made pursuant to this Section 2.1. For purposes of this Section 2.1, any prepayment of less than all of the outstanding Notes pursuant to Section 2.2 shall be deemed to be applied first, to the amount of principal scheduled to remain unpaid on October 1, 2004, and then to the remaining scheduled principal payments in inverse chronological order.





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

Walbro Corporation                                               Note Agreement


         In the event of any prepayment of less than all of the Notes pursuant to Section 2.3 or of any purchase or other acquisition by the Company of less than all of the Notes, the amount of the payment required at maturity and each prepayment required to be made pursuant to this Section 2.1 shall be reduced in the proportion that the principal amount of such prepayment, purchase or other acquisition bears to the unpaid principal amount of the Notes immediately prior to such prepayment, purchase or other acquisition (after giving effect to any prepayment made pursuant to this Section 2.1 on the date of such purchase or other acquisition).

           Section 2.2. Optional Prepayment with Premium. In addition to the payments required by Section 2.1, upon compliance with Section 2.4 the Company shall have the privilege, at any time and from time to time, of prepaying the outstanding Notes, either in whole or in part (but if in part then in a minimum principal amount of $100,000) by payment of the principal amount of the Notes, or portion thereof to be prepaid, and accrued interest thereon to the date of such prepayment, together with a premium equal to the Make-Whole Amount, determined as of two business days prior to the date of such prepayment pursuant to this Section 2.2.

           Section 2.3. Prepayment upon Change of Control. In the event the Company has knowledge of a Change of Control or an impending Change of Control, the Company will give written notice (a "Control Change Notice") of such fact to all Holders at least 60 days prior to any proposed Change of Control Date; provided, however, that if the Company shall not then have knowledge of such fact, such Control Change Notice shall be delivered promptly upon receipt of such knowledge, but in no event later than three business days after the Change of Control Date. The Control Change Notice shall (i) describe the facts and circumstances of such Change of Control (including the Change of Control Date or proposed Change of Control Date) in reasonable detail, (ii) make reference to this Section 2.3 and the rights of the Holders to require the Company to prepay their Notes on the terms and conditions provided for herein,
(iii) state that the Holder must make a declaration of its intent to have the Notes held by it prepaid, and (iv) specify the date by which the Holder must respond to such Control Change Notice pursuant to this Section 2.3 in order to make such declaration.

         Upon the receipt of such Control Change Notice or, if no Control Change Notice is given, upon receipt of actual knowledge of a Change of Control, the Holder of any Notes shall have the privilege, upon written notice (the "Declaration Notice") to the Company, of declaring all Notes held by such Holder serving such Declaration Notice to become due and payable and thereupon such Notes shall become due and payable on such date (the "Control Change Payment Date") as the Company shall specify in a written notice delivered to such Holder, which notice shall be delivered by the Company to such Holder not later than 20 days prior to the Control Change Payment Date. The Control Change Payment Date shall be not later than 30 days after the Change of Control Date, in the event that such Declaration Notice is served on or prior to the Change of Control Date or 20 days after the date such Declaration Notice is served, if such Declaration Notice is not served on or prior to the Change of Control Date. The Company covenants and agrees to prepay in full on the Control Change Payment Date all Notes held by such Holder serving such Declaration Notice to the Company. Any Declaration Notice shall be served by a Holder to the Company no later than (i) in the event a Control Change Notice has in fact been given as hereinabove





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

Walbro Corporation                                               Note Agreement


required, 60 days after receipt of such Control Change Notice or (ii) if no Control Change Notice has been given, 60 days after receipt of actual knowledge of a Change of Control by such Holder. In the event that a Control Change Notice is given and a Holder fails to provide a Declaration Notice within the time period set forth above, the Notes held by such Holder shall not become due and payable as a result of such Change of Control.

         In the event that any Holder shall have declared all of the Notes held thereby to become due and payable by delivery of a Declaration Notice pursuant to this Section 2.3, then the Company shall promptly, but in any event within 15 days after the receipt of such Declaration Notice, deliver written notice of such declaration to each other Holder and, notwithstanding the provisions of the immediately preceding paragraph, the right of each such other Holder to declare all of the Notes held thereby to become due and payable pursuant to this Section 2.3 shall remain in effect until the later to occur of (i) 60 days after receipt by such Holders of the Control Change Notice or actual knowledge of such Change of Control and (ii) 30 days after receipt by such Holders of the notice required to be delivered pursuant to this paragraph; provided, however, that the provisions of this paragraph shall only apply with respect to notices required to be delivered pursuant to this paragraph to the extent that such notices relate to declarations made by Holders prior to the expiration of the periods specified in the immediately preceding paragraph.

         As used herein, the term "Change of Control" shall mean each and every issue, sale or other disposition of shares of stock of the Company which results in any Person or group of Persons acting in concert, other than the Current Shareholder and Management Group, beneficially owning or controlling, directly or indirectly, more than 50% (by number of votes) of the Voting Stock of the Company.

         As used herein, the term "Change of Control Date" shall mean any date upon which a Change of Control shall occur.

         As used herein, the term "Current Shareholder and Management Group" shall mean (i) Lambert A. Althauer, Robert H. Walpole, Gary L. Vollmar, Richard H. Whitehead III, Michael A. Shope and Daniel L. Hittler; (ii) the spouses, lineal descendants and spouses of the lineal descendants of the persons named in clause (i); and (iii) the estates or legal representatives of the persons named in clause (i) and (ii).

         All prepayments on the Notes pursuant to this Section 2.3 shall be made by the payment of the aggregate principal amount remaining unpaid on such Notes and accrued interest thereon to the date of such prepayment, but without premium.

           Section 2.4. Notice of Optional Prepayments. The Company will give notice of any prepayment of the Notes pursuant to Section 2.2 to each Holder thereof not less than 30 days nor more than 60 days before the date fixed for such optional prepayment specifying (i) such date, (ii) the principal amount of the Holder's Notes to be prepaid on such date, (iii) that a premium may be payable, (iv) the date when such premium will be calculated, (v) the estimated premium (including a reasonably detailed computation thereof), and
(vi) the accrued interest applicable to the prepayment. Notice of prepayment having been so given,





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

Walbro Corporation                                               Note Agreement


the aggregate principal amount of the Notes specified in such notice, together with accrued interest thereon and the premium, if any, payable with respect thereto shall become due and payable on the prepayment date specified in said notice. Not later than two business days prior to the prepayment date specified in such notice, the Company shall provide each Holder written notice of the premium, if any, payable in connection with such prepayment and, whether or not any premium is payable, a reasonably detailed computation of the Make-Whole Amount.

           Section 2.5. Application of Prepayments. All partial prepayments pursuant to Section Section 2.1 and 2.2 shall be applied on all outstanding Notes ratably in accordance with the unpaid principal amounts thereof.

           Section 2.6. Direct Payment. Notwithstanding anything to the contrary contained in this Agreement or the Notes, in the case of any Note owned by any Holder that is a Purchaser or any other Institutional Holder which has given written notice to the Company requesting that the provisions of this
Section 2.6 shall apply, the Company will punctually pay when due the principal thereof, interest thereon and premium, if any, due with respect to said principal, without any presentment thereof, directly to such Holder at its address set forth herein or such other address as such Holder may from time to time designate in writing to the Company or, if a bank account with a United States bank is so designated for such Holder, the Company will make such payments in immediately available funds to such bank account, marked for attention as indicated, or in such other manner or to such other account in any United States bank as such Holder may from time to time direct in writing.

SECTION 3.             REPRESENTATIONS.

           Section 3.1. Representations of the Company. The Company represents and warrants that all representations and warranties set forth in Exhibit B are true and correct as of the date hereof and are incorporated herein by reference with the same force and effect as though herein set forth in full.

           Section 3.2. Representations of the Purchasers. Each Purchaser represents, and in entering into this Agreement the Company understands, that such Purchaser is acquiring the Notes for the purpose of investment and not with a view to the distribution thereof, and that such Purchaser has no present intention of selling, negotiating or otherwise disposing of the Notes; it being understood, however, that the disposition of such Purchaser's property shall at all times be and remain within its control. Each Purchaser further represents that at least one of the following statements is an accurate representation as to the source of funds to be used by such Purchaser to pay the purchase price of the Notes purchased by it hereunder:

                 (a) if such Purchaser is an insurance company, no part of such funds constitutes assets allocated to any separate account maintained by such Purchaser in which any employee benefit plan (or its related trust) has any interest; or

                 (b) if such Purchaser is an insurance company, to the extent that any part of such funds constitutes assets allocated to any separate account maintained by such





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

Walbro Corporation                                               Note Agreement


         Purchaser in which any employee benefit plan (or its related trust) has any interest, (i) such separate account is a "pooled separate account" within the meaning of Prohibited Transaction Class Exemption 90-1, as amended, in which case such Purchaser has disclosed to the Company the name of each employee benefit plan whose assets in such separate account exceed 10% of the total assets or are expected to exceed 10% of the total assets of such account as of the date of such purchase (and for the purposes of this paragraph (b), all employee benefit plans maintained by the same employer or employee organization are deemed to be a single plan), or (ii) such separate account contains only the assets of a specific employee benefit plan, complete and accurate information as to the identity of which such Purchaser has delivered to the Company; or

                 (c) if such Purchaser is other than an insurance company, no part of such funds constitutes "plan assets".

As used in this Section 3.2, the terms "employee benefit plan" and "separate account" shall have the respective meanings assigned to such terms in Section 3 of ERISA and the term "plan assets" shall have the meaning specified in Department of Labor Regulation Section 2510.3-101.

SECTION 4.             CLOSING CONDITIONS.

           Section 4.1. Conditions. The obligation of each Purchaser to purchase the Notes on the Closing Date shall be subject to the performance by the Company of its agreements hereunder which by the terms hereof are to be performed at or prior to the time of delivery of the Notes and to the following further conditions precedent:

                 (a) Closing Certificate. Such Purchaser shall have received a certificate dated the Closing Date, signed by the President, a Vice President or Chief Financial Officer of the Company and a President, a Vice President or Chief Financial Officer of each Domestic Subsidiary, the truth and accuracy of which shall be a condition to such Purchaser's obligation to purchase the Notes proposed to be sold to such Purchaser and to the effect that (i) the representations and warranties of the Company and its Domestic Subsidiaries set forth in Exhibit C hereto are true and correct on and with respect to the Closing Date, (ii) the Company and each Domestic Subsidiary has performed all of its obligations hereunder and under the Guaranty Agreements which are to be performed on or prior to the Closing Date, (iii) no Default or Event of Default has occurred and is continuing,
             (iv) the execution of a Guaranty Agreement by each Domestic Subsidiary will result in a financial benefit to such Domestic Subsidiary and (v) the related Guaranty Agreement has been executed by such Domestic Subsidiary in good faith.

                 (b) Guaranty Agreements. A Guaranty Agreement shall have been duly executed and delivered by each Domestic Subsidiary.

Walbro Corporation                                               Note Agreement


                 (c) Legal Opinions. Such Purchaser shall have received from Chapman and Cutler, who are acting as special counsel to the Purchasers in this transaction, and from Katten Muchin & Zavis, counsel for the Company and its Subsidiaries, their respective opinions dated the Closing Date, in form and substance satisfactory to such Purchaser, and covering the matters set forth in Exhibits D and E, respectively, hereto.

                 (d) Related Transactions. The Company shall have consummated the sale of the entire principal amount of the Notes scheduled to be sold on the Closing Date pursuant to this Agreement.

                 (e) Satisfactory Proceedings. All proceedings taken in connection with the transactions contemplated by this Agreement, and all documents necessary to the consummation thereof, shall be satisfactory in form and substance to such Purchaser and such Purchaser's special counsel, and such Purchaser shall have received a copy (executed or certified as may be appropriate) of all legal documents or proceedings taken in connection with the consummation of said transactions.

           Section 4.2. Waiver of Conditions. If on the Closing Date the Company fails to tender to any Purchaser the Notes to be issued to any Purchaser on such date or if the conditions specified in Section 4.1 have not been fulfilled or waived by such Purchaser, such Purchaser may thereupon elect to be relieved of all further obligations under this Agreement. Without limiting the foregoing, if the conditions specified in Section 4.1 have not been fulfilled, such Purchaser may waive compliance by the Company with any such condition to such extent as such Purchaser may in its sole discretion determine. Nothing in this Section 4.2 shall operate to relieve the Company of any of its obligations hereunder or to waive any Purchaser's rights against the Company.

SECTION 5.         COMPANY COVENANTS.

         From and after the date of this Agreement and continuing so long as any amount remains unpaid on any Note:

           Section 5.1. Corporate Existence, Etc. The Company will preserve and keep in full force and effect, and will cause each Subsidiary to preserve and keep in full force and effect, its corporate existence and all licenses and permits necessary to the proper conduct of its business; provided, however, that the foregoing shall not prevent any transaction permitted by
Section 5.9.

           Section 5.2. Insurance. The Company will maintain, and will cause each Subsidiary to maintain, insurance coverage by financially sound and reputable insurers which, except with respect to aviation insurance, are accorded a rating by A.M. Best Company, Inc. ("Best") of A:XII or higher at the time of issuance of any such policy and in such forms and amounts and against such risks as are customary for corporations of established reputation engaged in the same or a similar business and owning and operating similar properties; provided, however, that notwithstanding the foregoing, the Company may maintain, and

Walbro Corporation                                               Note Agreement


cause each of its Subsidiaries to maintain, insurance coverage by American National Fire Insurance Company ("American National"), so long as American National maintains a rating by Best of A:XI or higher; provided, further however, that if during the term of any such insurance policy, the rating accorded the insurer shall be less than A:XII (or A:XI in the case of American National), the Company, on the date of renewal of any such policy (or, if such change in rating shall occur within 90 days prior to such renewal date, within 90 days of the date of such change in rating), will obtain such insurance policy from an insurer accorded a rating by Best of A:XII or higher.

           Section 5.3. Taxes, Claims for Labor and Materials, Compliance with Laws. The Company will promptly pay and discharge, and will cause each Subsidiary promptly to pay and discharge, all lawful taxes, assessments and governmental charges or levies imposed upon the Company or such Subsidiary, respectively, or upon or in respect of all or any part of the property or business of the Company or such Subsidiary, all trade accounts payable in accordance with usual and customary business terms, and all claims for work, labor or materials, which if unpaid might become a Lien upon any property of the Company or such Subsidiary; provided, however, that the Company or such Subsidiary shall not be required to pay any such tax, assessment, charge, levy, account payable or claim if (i) the validity, applicability or amount thereof is being contested in good faith by appropriate actions or proceedings which will prevent the forfeiture or sale of any property of the Company or such Subsidiary or any material interference with the use thereof by the Company or such Subsidiary, and (ii) the Company or such Subsidiary shall set aside on its books, reserves deemed by it to be adequate with respect thereto. The Company will promptly comply and will cause each Subsidiary to comply with all laws, ordinances or governmental rules and regulations to which it is subject including, without limitation, the Occupational Safety and Health Act of 1970, as amended, ERISA and all laws, ordinances, governmental rules and regulations relating to environmental protection in all applicable jurisdictions, the violation of which could materially and adversely affect the properties, business, prospects, profits or condition of the Company and its Subsidiaries or would result in any Lien not permitted under Section 5.8.

           Section 5.4. Maintenance, Etc. The Company will maintain, preserve and keep, and will cause each Subsidiary to maintain, preserve and keep, its properties which are used or useful in the conduct of its business (whether owned in fee or a leasehold interest) in good repair and working order and from time to time will make all necessary repairs, replacements, renewals and additions so that at all times the efficiency thereof shall be maintained.

           Section 5.5. Nature of Business. Neither the Company nor any Subsidiary will engage in any business if, as a result, the general nature of the business, taken on a consolidated basis, which would then be engaged in by the Company and its Subsidiaries would be substantially changed from the general nature of the business engaged in by the Company and its Subsidiaries on the date of this Agreement.

           Section 5.6. Consolidated Adjusted Net Worth. The Company will at all times during the following periods keep and maintain Consolidated Adjusted Net Worth at an

Walbro Corporation                                               Note Agreement


amount not less than (i) during its fiscal year ending December 31, 1994, $85,000,000, and (ii) during each fiscal year thereafter, an amount equal to the sum of the amount that was required to be maintained during the previous fiscal year plus an amount equal to 25% of Consolidated Net Income for such previous fiscal year (but without deduction in the event of a deficit in such Consolidated Net Income).

           Section 5.7. Limitations on Funded Debt and Priority Obligations. (a) The Company will not, and will not permit any Subsidiary to, create, assume or incur or in any manner be or become liable in respect of any Funded Debt or other Priority Obligations, except:

                 (1)      Funded Debt evidenced by the Notes;

                 (2) Funded Debt of the Company and its Subsidiaries outstanding as of the Closing Date and reflected on Annex B to Exhibit C hereto;

                 (3) additional Funded Debt of the Company and its Subsidiaries and other Priority Obligations, provided that at the time of issuance thereof and after giving effect thereto and to the application of the proceeds thereof:

                          (i) Consolidated Adjusted Funded Debt shall not exceed 65% of Consolidated Total Capitalization, and

                          (ii) in the case of the issuance of any Priority Obligations, the aggregate amount of all Priority Obligations (except Funded Debt of any Subsidiary resulting from Guaranties of senior Funded Debt if such Subsidiary guaranties the Notes equally and ratably) shall not exceed 20% of Consolidated
                  Adjusted Net Worth;

                 (4) Funded Debt of a Subsidiary to the Company or to a Wholly-owned Subsidiary and Priority Obligations of a Subsidiary held by the Company or a Wholly-owned Subsidiary; and

                 (5) any extension, renewal or refunding of outstanding Funded Debt, without any increase in the principal amount thereof.

          (b) Any corporation which becomes a Subsidiary after the date hereof shall for all purposes of this Section 5.7 be deemed to have created, assumed or incurred at the time it becomes a Subsidiary all Funded Debt and Priority Obligations of such corporation existing immediately after it becomes a Subsidiary.

           Section 5.8. Limitation on Liens. The Company will not, and will not permit any Subsidiary to, create or incur, or suffer to be incurred or to exist, any Lien on its or their property or assets, whether now owned or hereafter acquired, or upon any income or profits therefrom, or transfer any property for the purpose of subjecting the same to the payment of obligations in priority to the payment of its or their general creditors (other than in the ordinary course of business), or acquire or agree to acquire, or permit any Subsidiary to acquire, any property or assets upon conditional sales agreements or other title retention devices, except:

          (a) Liens for property taxes and assessments or governmental charges or levies and Liens securing claims or demands of mechanics and materialmen, provided payment thereof is not at the time required by
     Section 5.3;

          (b) Liens of or resulting from any order, judgment or award, the time for the appeal or petition for rehearing of which shall not have expired, or in respect of which the Company or a Subsidiary shall at any time in good faith be prosecuting an appeal or proceeding for a review and in respect of which a stay of execution pending such appeal or proceeding for review shall have been secured;

          (c) Liens incidental to the conduct of business or the ownership of properties and assets (including Liens in connection with worker's compensation, unemployment insurance and other like laws, warehousemen's and attorneys' liens and statutory landlords' liens) and Liens to secure the performance of bids, tenders or trade contracts, or to secure statutory obligations, surety or appeal bonds or other Liens of like general nature incurred in the ordinary course of business and not in connection with the borrowing of money; provided in each case, the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate actions or proceedings;

          (d) minor survey exceptions or minor encumbrances, easements or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties, which are necessary for the conduct of the activities of the Company and its Subsidiaries or which customarily exist on properties of corporations engaged in similar activities and similarly situated and which do not in any event materially impair their use in the operation of the business of the Company and its Subsidiaries;

          (e) Liens securing Indebtedness of a Subsidiary to the Company or to another Wholly-owned Subsidiary;

          (f) Liens existing as of the Closing Date and reflected on Annex B to Exhibit C hereto and extensions, renewals and replacements of such Liens, provided that in connection with any such extension, renewal or replacement the amount of the Indebtedness secured thereby shall not be increased and such Liens shall not be extended to any other property of the Company or any Subsidiary not previously subject thereto;

          (g) Liens incurred after the Closing Date given to secure the payment of the purchase price or cost of construction incurred in connection and contemporaneously with (or within 120 days thereafter) the acquisition or construction of fixed assets useful and intended to be used in carrying on the business of the Company or a

Walbro Corporation                                               Note Agreement

    Subsidiary, including Liens existing on such fixed assets at the time of acquisition thereof or at the time of acquisition by the Company or a Subsidiary of any business entity then owning such fixed assets, whether or not such existing Liens were given to secure the payment of the purchase price of the fixed assets to which they attach or the Indebtedness secured thereby is assumed by the Company or any Subsidiary so long as such Liens were not incurred, extended or renewed in contemplation of such acquisition, provided that (i) the Lien shall attach solely to the fixed assets acquired, purchased or constructed, (ii) at the time of imposition of such Lien, the aggregate amount remaining unpaid on all Indebtedness secured by Liens on such fixed assets whether or not assumed by the Company or a Subsidiary shall not exceed an amount equal to the lesser of the total purchase price or fair market value at the time of imposition of such Lien (as determined in good faith by the Board of Directors of the Company), and
    (iii) all such Indebtedness shall have been incurred within the applicable limitations provided in Section 5.7;

          (h) Liens on fixed assets in addition to those permitted by the foregoing paragraphs (a) through (g) of this Section 5.8, provided that
     (i) such Liens shall secure only Consolidated Adjusted Funded Debt incurred within the limitations of Section 5.7(A)(3) pursuant to an agreement entered into substantially contemporaneously with the imposition of such Lien and not any pre-existing Indebtedness, any extension, renewal or replacement of pre-existing Indebtedness nor any Indebtedness (whether or not pre-existing Indebtedness) under any pre-existing agreement or under any extension, renewal or replacement of such an agreement, and (ii) after giving effect to the incurrence of such Indebtedness and to the application of the proceeds thereof, Priority Obligations shall not exceed 20% of Consolidated Adjusted Net Worth; and

          (i) Liens in addition to those permitted by the foregoing paragraphs (a) through (h) of this Section 5.8 securing other Indebtedness, provided that (i) the Notes shall be equally and ratably secured by such Liens with such other Indebtedness under documentation which has the prior written approval of the Holder or Holders of the Notes, and (ii) the Holder or Holders of the Notes shall have received the favorable written opinion of independent counsel designated by such Holder or Holders to the effect that such documentation is the legal, valid and binding obligation of the grantor or grantors of such Liens, enforceable against each such grantor in accordance with its terms and constitutes a valid and perfected Lien for the benefit of the Notes equally and ratably with such other Indebtedness.

           Section 5.9. Mergers, Etc;. The Company will not consolidate with or be a party to a merger with any other corporation, except that the Company may consolidate or merge with any other corporation if (i) the Company shall be the surviving or continuing corporation, (ii) at the time of such consolidation or merger and after giving effect thereto no Default or Event of Default shall have occurred and be continuing, and (iii) after giving effect to such consolidation or merger the Company would be permitted to incur at least $1.00 of additional Funded Debt under the provisions of Section 5.7(A)(3)(I).

Walbro Corporation                                               Note Agreement


           Section 5.10 Sales of Assets. The Company will not, and will not permit any Subsidiary to, engage in any Asset Disposition involving any substantial part of the assets of the Company and its Subsidiaries, except that any Subsidiary may sell, lease or otherwise dispose of all or any substantial part of its assets to the Company or any Wholly-owned Subsidiary. As used in this Section 5.10:

                 (a) "Asset Disposition" shall mean and include (i) a sale, lease or other disposition of assets (other than in the ordinary course of business) by the Company or any Subsidiary,
             (ii) the issuance or sale by any Subsidiary of any shares of stock of any class (including as "stock" for the purposes of this Section 5.10, any warrants, rights or options to purchase or otherwise acquire stock or other Securities exchangeable for or convertible into stock) of such Subsidiary to any Person other than the Company or a Wholly-owned Subsidiary (except for the purpose of qualifying directors, or except in satisfaction of the validly pre-existing preemptive rights of minority shareholders in connection with the simultaneous issuance of stock to the Company and its Subsidiaries whereby the Company and its Subsidiaries maintain their same proportionate interest in such Subsidiary), and (iii) the sale, transfer or other disposition by the Company of any shares of stock of any Subsidiary (except to qualify directors) and the sale, transfer or other disposition by any Subsidiary of any shares of stock of any other Subsidiary.

                 (b) An Asset Disposition shall be deemed to involve a "substantial part" of the assets of the Company and its Subsidiaries (i) if the book value of the assets subject to such Asset Disposition, when added to the book value of all other assets subject to other Asset Dispositions during the same fiscal year exceeds 10% of Consolidated Total Assets, determined as of the end of the immediately preceding fiscal year, or (ii) if the book value of the assets subject to such Asset Disposition, when added to the book value of all other assets subject to other Asset Dispositions during the entire period beginning April 1, 1994 and ending with the date of such Asset Disposition exceeds 25% of Consolidated Total Assets, determined as of the end of the fiscal year immediately preceding such Asset Disposition; provided, however, that in any computation of "substantial part" there shall be excluded (x) the sale or other disposition of Walbro Engine Management Corporation, a Delaware corporation, or the assets thereof, and (y) any Asset Disposition, to the extent that the proceeds thereof are applied within one year after the date of such Asset Disposition to either (1) the voluntary prepayment of the Notes and other Funded Debt of the Company ranking on a parity with the Notes, on a pro rata basis, or (2) the purchase of other property of a similar nature in each such case, to the property subject to such Asset Disposition.

          Section 5.11. Guaranties. The Company will not, and will not permit any Subsidiary to, become or be liable in respect of any Guaranty except:

                  (a) Guaranties by the Company which are limited in amount to a stated maximum dollar exposure or which constitute Guaranties of obligations incurred by any Subsidiary in compliance with the provisions of this Agreement, and

Walbro Corporation                                               Note Agreement


                  (b) Guaranties by one or more Subsidiaries of Indebtedness of the Company incurred within the limitations of Section 5.7(A)(3), provided that, as a condition precedent to entering into any such Guaranty, (i) each such Subsidiary shall have guaranteed the Notes equally and ratably with such other Indebtedness of the Company under a form of Guaranty which has the prior written approval of the Holder or Holders of the Notes, and (ii) the Holder or Holders of the Notes shall have received the favorable written opinion of independent counsel designated by such Holder or Holders to the effect that such Guaranty of the Notes is the legal, valid and binding obligation of each such Subsidiary, enforceable against each such Subsidiary in accordance with its terms.

          Section 5.12. Repurchase of Notes. Neither the Company nor any Subsidiary or Affiliate, directly or indirectly, may repurchase or make any offer to repurchase any Notes unless an offer has been made to repurchase Notes, pro rata, from all Holders at the same time and upon the same terms. In case the Company repurchases or otherwise acquires any Notes, such Notes shall immediately thereafter be canceled and no Notes shall be issued in substitution therefor. Without limiting the foregoing, upon the repurchase or other acquisition of any Notes by the Company, any Subsidiary or any Affiliate (or upon the agreement of the Company, any Subsidiary or any Affiliate to purchase or otherwise acquire any Notes), such Notes shall no longer be outstanding for purposes of any section of this Agreement relating to the taking by the Holders of any actions with respect hereto, including, without limitation, Section 6.3,
Section 6.4 and Section 7.1.

          Section 5.13. Transactions with Affiliates. The Company will not, and will not permit any Subsidiary to, enter into or be a party to any transaction or arrangement with any Affiliate (including, without limitation, the purchase from, sale to or exchange of property with, or the rendering of any service by or for, any Affiliate), except in the ordinary course of and pursuant to the reasonable requirements of the Company's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would obtain in a comparable arm's-length transaction with a Person other than an Affiliate.

          Section 5.14. Termination of Pension Plans. The Company will not and will not permit any Subsidiary to withdraw from any Multiemployer Plan or permit any employee benefit plan maintained by it to be terminated if such withdrawal or termination could result in withdrawal liability (as described in Part 1 of Subtitle E of Title IV of ERISA) or the imposition of a Lien on any property of the Company or any Subsidiary pursuant to Section 4068 of ERISA.

Walbro Corporation                                               Note Agreement


          Section 5.15. Reports and Rights of Inspection. The Company will keep, and will cause each Subsidiary to keep, proper books of record and account in which full and correct entries will be made of all dealings or transactions of, or in relation to, the business and affairs of the Company or such Subsidiary, in accordance with GAAP consistently applied (except for changes disclosed in the financial statements furnished to the Holders pursuant to this Section 5.15 and concurred in by the independent public accountants referred to in Section 5.15(B) hereof), and will furnish to each Institutional Holder and, with respect to the annual statements described in clause (b) below, the National Association of Insurance Commissioners (in duplicate if so specified below or otherwise requested):

          (a) Quarterly Statements. As soon as available and in any event within 45 days after the end of each quarterly fiscal period (except the last) of each fiscal year, copies of:

                 (1) consolidated balance sheets of the Company and its Subsidiaries as of the close of such quarterly fiscal period, setting forth in comparative form the consolidated figures for the fiscal year then most recently ended,

                 (2) consolidated statements of income of the Company and its Subsidiaries for such quarterly fiscal period and for the portion of the fiscal year ending with such quarterly fiscal period, in each case setting forth in comparative form the consolidated figures for the corresponding periods of the preceding fiscal year, and

                 (3) consolidated statements of cash flows of the Company and its Subsidiaries for the portion of the fiscal year ending with such quarterly fiscal period, setting forth in comparative form the consolidated figures for the corresponding period of the preceding fiscal year, all in reasonable detail and certified as complete and correct by an authorized financial officer of the Company;

          (b) Annual Statements. As soon as available and in any event within 90 days after the close of each fiscal year of the Company, copies of:

                 (1) consolidated and, to the extent prepared by the Company, consolidating balance sheets of the Company and its Subsidiaries as of the close of such fiscal year, and

                 (2) consolidated and, to the extent prepared by the Company, consolidating statements of income and stockholders' equity and cash flows of the Company and its Subsidiaries for such fiscal year, in each case setting forth in comparative form the consolidated figures for the preceding fiscal year, all in reasonable detail and accompanied by a report thereon of a firm of independent public accountants of recognized national standing selected by

Walbro Corporation                                               Note Agreement


the Company and reasonably satisfactory to the Holders and, containing an opinion, without qualifications, to the effect that the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the end of the fiscal year being reported on and the consolidated results of the operations and cash flows for said year in conformity with GAAP and that the examination of such accountants in connection with such financial statements has been conducted in accordance with generally accepted auditing standards and included such tests of the accounting records and such other auditing procedures as said accountants deemed necessary in the circumstances;

          (c) Audit Reports. Promptly upon receipt thereof, one copy of each interim or special audit made by independent accountants of the books of the Company or any Subsidiary and any management letter received from such accountants;

          (d) SEC and Other Reports. Promptly upon their becoming available, one copy of each financial statement, report, notice or proxy statement sent by the Company to stockholders generally and of each regular or periodic report, and any registration statement or prospectus filed by the Company or any Subsidiary with any securities exchange or the Securities and Exchange Commission or any successor agency, and copies of any orders in any proceedings to which the Company or any of its Subsidiaries is a party, issued by any governmental agency, Federal or state, having jurisdiction over the Company or any of its Subsidiaries;

          (e) ERISA Reports. Promptly upon the occurrence thereof, written notice of (i) a Reportable Event with respect to any Plan; (ii) the institution of any steps by the Company, any ERISA Affiliate, the PBGC or any other person to terminate any Plan; (iii) the institution of any steps by the Company or any ERISA Affiliate to withdraw from any Plan; (iv) a non-exempt "prohibited transaction" within the meaning of Section 406 of ERISA in connection with any Plan; (v) any material increase in the contingent liability of the Company or any Subsidiary with respect to any post-retirement welfare liability; or (vi) the taking of any action by, or the threatening of the taking of any action by, the Internal Revenue Service, the Department of Labor or the PBGC with respect to any of the foregoing;

          (f) Officer's Certificates. Within the periods provided in paragraphs (a) and (b) above, a certificate of an authorized financial officer of the Company stating that such officer has reviewed the provisions of this Agreement and setting forth: (i) the information and computations (in sufficient detail) required in order to establish whether the Company was in compliance with the requirements of Section 5.6 through Section 5.14 at the end of the period covered by the financial statements then being furnished, and
(ii) whether there existed as of the date of such financial statements and whether, to the best of such officer's knowledge, there exists on the date of the certificate or existed at any time during the period covered by such financial statements any Default or Event of Default and, if any such condition or event exists on the date of the certificate, specifying the nature and period of existence thereof and the action the Company is taking and proposes to take with respect thereto;

Walbro Corporation                                               Note Agreement


                  (g) Accountant's Certificates. Within the period provided in paragraph (b) above, a certificate of the accountants who render an opinion with respect to such financial statements, stating that they have reviewed this Agreement and stating further whether, in making their audit, such accountants have become aware of any Default or Event of Default under any of the terms or provisions of this Agreement insofar as any such terms or provisions pertain to or involve accounting matters or determinations, and if any such condition or event then exists, specifying the nature and period of existence thereof;

                 (h) Requested Information. With reasonable promptness, such other data and information as such Institutional Holder may reasonably request.

Without limiting the foregoing, the Company will permit each Institutional Holder (or such Persons as such Institutional Holder may designate), to visit and inspect, under the Company's guidance, any of the properties of the Company or any Subsidiary, to examine all of their books of account, records, reports and other papers, to make copies and extracts therefrom and to discuss their respective affairs, finances and accounts with their respective officers, employees, and independent public accountants (and by this provision the Company authorizes said accountants to discuss with any Institutional Holder the finances and affairs of the Company and its Subsidiaries) all at such reasonable times and as often as may be reasonably requested. The Company shall not be required to pay or reimburse any Holder for expenses which such Holder may incur in connection with any such visitation or inspection, except that if such visitation or inspection is made during any period when a Default or an Event of Default shall have occurred and be continuing, the Company agrees to reimburse such Holder for all such expenses promptly upon demand.

          Section 5.16. New Domestic Subsidiaries. So long as the Indebtedness of the Company under the Credit Agreement remains outstanding and is guaranteed by the Domestic Subsidiaries, the Company shall cause any entity which becomes a Domestic Subsidiary from and after the Closing Date to execute and deliver a Guaranty Agreement in the form attached as Exhibit B hereto, together with a certificate dated the date of execution and delivery of such Guaranty Agreement signed by the President, a Vice President or Chief Financial Officer of such Domestic Subsidiary to the effect that such Guaranty Agreement has been duly authorized, executed and delivered by such Domestic Subsidiary and such Guaranty Agreement constitutes the legal, valid and binding obligation, contract and agreement of such Domestic Subsidiary enforceable in accordance with its terms.

SECTION 6.      EVENTS OF DEFAULT AND REMEDIES THEREFOR.

           Section 6.1. Events of Default. Any one or more of the following shall constitute an "Event of Default" as such term is used herein:

                  (a) Default shall occur in the payment of interest on any Note when the same shall have become due and such default shall continue for more than five business days; or

Walbro Corporation                                               Note Agreement



          (b) Default shall occur in the making of any required prepayment on any of the Notes as provided in Section 2.1; or

          (c) Default shall occur in the making of any other payment of the principal of any Note or premium, if any, thereon at the expressed or any accelerated maturity date or at any date fixed for prepayment; or

          (d) Default shall be made in the payment when due (whether by lapse of time, by declaration, by call for redemption or otherwise) of the principal of or interest on any Funded Debt or Current Debt in an aggregate principal amount of $5,000,000 or more (other than the Notes) of the Company or any Subsidiary and such default shall continue beyond the period of grace, if any, allowed with respect thereto; or

          (e) Default or any event shall occur under any indenture, agreement or other instrument under which any Funded Debt or Current Debt in an aggregate principal amount of $5,000,000 or more of the Company or any Subsidiary may be issued and such default or event shall result in the acceleration of the maturity of any Funded Debt or Current Debt of the Company or any Subsidiary outstanding thereunder; or

          (f) Default or any event shall occur under the Credit Agreement and such default or event shall continue beyond the period of grace, if any, allowed with respect thereto; or

          (g) Default shall occur in the observance or performance of the covenant contained in Section 6.2; or

          (h) Default shall occur in the observance or performance of any other provision of this Agreement which is not remedied within 30 business days after the earlier of (i) the day on which the Company first obtains knowledge of such default, or (ii) the day on which written notice thereof is given to the Company by any Holder; or

          (i) Any representation or warranty made by the Company herein, or made by the Company in any statement or certificate furnished by the Company in connection with the consummation of the issuance and delivery of the Notes or furnished by the Company pursuant hereto, is untrue in any material respect as of the date of the issuance or making thereof; or

          (j) Any representation or warranty made by any Domestic Subsidiary in any Guaranty Agreement, or made by any Domestic Subsidiary in any statement or certificate furnished by any Domestic Subsidiary in connection with the consummation of the issuance and delivery of the Notes or furnished by any Domestic Subsidiary pursuant hereto or to any Guaranty Agreement, is untrue in any material respect as of the date of the issuance or making thereof; or

Walbro Corporation                                               Note Agreement


                  (k) The obligations of any Domestic Subsidiary contained in any Guaranty Agreement shall cease to be in full force and effect for any reason whatsoever, including, without limitation, the determination by any governmental body or court that any Guaranty Agreement is invalid, void or unenforceable or any Domestic Subsidiary shall contest or deny in writing the validity or enforceability of any Guaranty Agreement; or

                  (l) Final judgment or judgments for the payment of money aggregating in excess of $3,000,000 (excluding amounts covered by insurance) is or are outstanding against the Company or any Subsidiary or against any property or assets of either and any one of such judgments has remained unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period of the lesser of (i) 60 days from the date of its entry and (ii) the period of time as is permitted for filing a notice of appeal in the applicable court; or

                  (m) A custodian, liquidator, trustee or receiver is appointed for the Company or any Subsidiary or for the major part of the property of either and is not discharged within 30 days after such appointment; or

                  (n) The Company or any Subsidiary becomes insolvent or bankrupt, is generally not paying its debts as they become due or makes an assignment for the benefit of creditors, or the Company or any Subsidiary applies for or consents to the appointment of a custodian, liquidator, trustee or receiver for the Company or such Subsidiary or for the major part of the property of either; or

                  (o) Bankruptcy, reorganization, arrangement or insolvency proceedings, or other proceedings for relief under any bankruptcy or similar law or laws for the relief of debtors, are instituted by or against the Company or any Subsidiary and, if instituted against the Company or any Subsidiary, are consented to or are not dismissed within 60 days after such institution.

           Section 6.2. Notice to Holders. When any Event of Default described in the foregoing Section 6.1 has occurred, or if any Holder or the holder of any other evidence of Funded Debt or Current Debt of the Company gives any notice or takes any other action with respect to a claimed default, the Company agrees to give notice within three business days of such event to all Holders.

           Section 6.3. Acceleration of Maturities. When any Event of Default described in paragraph (a), (b) or (c) of Section 6.1 has happened and is continuing, any Holder may, by notice to the Company, declare the entire principal and all interest accrued on all Notes held by such Holder to be, and all Notes held by such Holder shall thereupon become, forthwith due and payable, without any presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived. When any Event of Default described in paragraphs (d) through (m), inclusive, of said Section 6.1 has happened and is continuing, any Holder or Holders holding 25% or more of the principal amount of Notes at the time outstanding may, by notice to the Company, declare the entire principal and all interest

Walbro Corporation                                               Note Agreement


accrued on all Notes to be, and all Notes shall thereupon become, forthwith due and payable, without any presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived. When any Event of Default described in paragraph (n) or (o) of Section 6.1 has occurred, then all outstanding Notes shall immediately become due and payable without presentment, demand or notice of any kind. Upon the Notes becoming due and payable as a result of any Event of Default as aforesaid, the Company will forthwith pay to the Holders, the entire principal and interest accrued on the Notes and, to the extent not prohibited by applicable law, an amount as liquidated damages for the loss of the bargain evidenced hereby (and not as a penalty) equal to the Make-Whole Amount, determined as of the date on which the Notes shall so become due and payable. No course of dealing on the part of the Holder or Holders nor any delay or failure on the part of any Holder to exercise any right shall operate as a waiver of such right or otherwise prejudice such Holder's rights, powers and remedies. The Company further agrees, to the extent permitted by law, to pay to the Holder or Holders all costs and expenses incurred by them in the collection of any Notes upon any default hereunder or thereon, including reasonable compensation to such Holder's or Holders' attorneys for all services rendered in connection therewith.

           Section 6.4.     Rescission of Acceleration.  The provisions of
Section 6.3 are subject to the condition that if the principal of and accrued interest on all or any outstanding Notes have been declared immediately due and payable by reason of the occurrence of any Event of Default described in paragraphs (a) through (m), inclusive, of Section 6.1, the Holders holding 66-2/3% in aggregate principal amount of the Notes then outstanding may, by written instrument filed with the Company, rescind and annul such declaration and the consequences thereof, provided that at the time such declaration is annulled and rescinded:

                 (a) no judgment or decree has been entered for the payment of any monies due pursuant to the Notes or this Agreement;

                 (b) all arrears of interest upon all the Notes and all other sums payable under the Notes and under this Agreement (except any principal, interest or premium on the Notes which has become due and payable solely by reason of such declaration under
             Section 6.3) shall have been duly paid; and

                 (c) each and every other Default and Event of Default shall have been made good, cured or waived pursuant to Section 7.1;

and provided further, that no such rescission and annulment shall extend to or affect any subsequent Default or Event of Default or impair any right consequent thereto.

SECTION 7.             AMENDMENTS, WAIVERS AND CONSENTS.

           Section 7.1. Consent Required. Any term, covenant, agreement or condition of this Agreement may, with the consent of the Company, be amended or compliance therewith may be waived (either generally or in a particular instance and either retroactively or prospectively), if the Company shall have obtained the consent in writing of the Holders holding at least 66-2/3% in aggregate principal amount of outstanding Notes; provided,

Walbro Corporation                                               Note Agreement


however, that without the written consent of all of the Holders, no such amendment or waiver shall be effective (i) which will change the time of payment (including any prepayment required by Section 2.1) of the principal of or the interest on any Note or change the principal amount thereof or change the rate of interest thereon, or (ii) which will change any of the provisions with respect to optional prepayments, or (iii) which will change the percentage of Holders required to consent to any such amendment or waiver of any of the provisions of this Section 7 or Section 6.

           Section 7.2. Solicitation of Holders. So long as there are any Notes outstanding, the Company will not solicit, request or negotiate for or with respect to any proposed waiver or amendment of any of the provisions of this Agreement or the Notes unless each Holder (irrespective of the amount of Notes then owned by it) shall be informed thereof by the Company and shall be afforded the opportunity of considering the same and shall be supplied by the Company with sufficient information to enable it to make an informed decision with respect thereto. The Company will not, directly or indirectly, pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, to any Holder as consideration for or as an inducement to entering into by any Holder of any waiver or amendment of any of the terms and provisions of this Agreement or the Notes unless such remuneration is concurrently offered, on the same terms, ratably to all Holders.

           Section 7.3. Effect of Amendment or Waiver. Any such amendment or waiver shall apply equally to all of the Holders and shall be binding upon them, upon each future Holder and upon the Company, whether or not any Note shall have been marked to indicate such amendment or waiver. No such amendment or waiver shall extend to or affect any obligation not expressly amended or waived or impair any right consequent thereon.

SECTION 8.             INTERPRETATION OF AGREEMENT; DEFINITIONS.

           Section 8.1. Definitions. Unless the context otherwise requires, the terms hereinafter set forth when used herein shall have the following meanings and the following definitions shall be equally applicable to both the singular and plural forms of any of the terms herein defined:

         "Affiliate" shall mean any Person (other than a Subsidiary) (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, the Company, (ii) which beneficially owns or holds 5% or more of any class of the Voting Stock of the Company or (iii) 5% or more of the Voting Stock (or in the case of a Person which is not a corporation, 5% or more of the equity interest) of which is beneficially owned or held by the Company or a Subsidiary. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of Voting Stock, by contract or otherwise.

         "Agreement" shall mean this Note Agreement.

Walbro Corporation                                               Note Agreement


         "Capitalized Lease" shall mean any lease the obligation for Rentals with respect to which is required to be capitalized on a consolidated balance sheet of the lessee and its subsidiaries in accordance with GAAP.

         "Capitalized Rentals" of any Person shall mean as of the date of any determination thereof the amount at which the aggregate Rentals due and to become due under all Capitalized Leases under which such Person is a lessee would be reflected as a liability on a consolidated balance sheet of such Person.

         "Code" shall mean the Internal Revenue Code of 1986, as amended.

         "Company" shall mean Walbro Corporation, a Delaware corporation, and any Person who succeeds to all, or substantially all, of the assets and business of Walbro Corporation.

         "Consolidated Adjusted Funded Debt" as at any date of determination thereof shall mean Consolidated Funded Debt as at such date minus the sum of
(i) the unpaid principal amount of Convertible Subordinated Notes, and (ii) the excess of the amount of Revolving Credit Debt outstanding on the date of determination over the Maximum Outstanding under Revolving Credit Debt during the applicable Low Period. For purposes of this definition:

                 (a) "Low Period" shall mean the period of 30 consecutive days for which the Maximum Outstanding is the lowest of any period of 30 consecutive days during the period of 12 consecutive months ending with the date of determination of Consolidated Adjusted Funded Debt.

                 (b) "Maximum Outstanding" shall mean the maximum amount of the unpaid principal amount of Revolving Credit Debt outstanding at the close of business on any day during the Low Period.

                 (c) "Revolving Credit Debt" shall mean the aggregate principal amount of Consolidated Funded Debt attributable to Indebtedness incurred under a working capital line, revolving credit agreement or similar agreement which is renewable or extendible at the option of the obligor for a period or periods of more than one year from the date of origin.

         "Consolidated Adjusted Intangible Assets" shall mean, as at any date of determination thereof, the amount by which Intangible Assets associated with assets acquired after March 31, 1994 exceeds 10% of Consolidated Total Assets, in each case determined for the Company and its Subsidiaries on a consolidated basis. "Intangible Assets" shall mean the amount of good will, patents, trade names, trade marks, copyrights, franchises, experimental expense, organization expense, unamortized debt discount and expense, deferred assets other than prepaid insurance and prepaid taxes, the excess of cost of shares acquired over book value of related assets and such other assets as are properly classified as "intangible assets" in accordance with GAAP.

Walbro Corporation                                              Note Agreement


         "Consolidated Adjusted Net Worth" shall mean, as of any date as of which the amount thereof is to be determined,

                 (a) the amount of capital stock accounts plus (or minus in the case of a deficit), the paid-in capital and retained earnings of the Company and its Subsidiaries; plus

                 (b) to the extent not included in the computation pursuant to the provisions of paragraph (a) above, an amount equal to the liquidation preference of issued and outstanding preferred stock of the Company; plus

                 (c) to the extent not included in the computation pursuant to the provisions of paragraph (a) above, Minority Interests; plus

                 (d)      deferred income taxes; plus

                 (e) the unpaid principal amount of outstanding Convertible Subordinated Notes; plus

                 (f)      $2,900,000; minus

                 (g) the net book value, after deducting any reserves applicable thereto, of all items of the following character which are included in the assets of the Company and its Subsidiaries:

                          (i)     Consolidated Adjusted Intangible Assets;

                          (ii) any increment resulting from any reappraisal, revaluation or write-up of assets; and

                          (iii)   treasury stock,

all determined on a consolidated basis for the Company and its Subsidiaries in accordance with GAAP.

         "Consolidated Funded Debt" shall mean all Funded Debt of the Company and its Subsidiaries, determined on a consolidated basis eliminating intercompany items.

         "Consolidated Net Income" for any period shall mean the gross revenues of the Company and its Subsidiaries for such period less all expenses and other proper charges (including taxes on income), determined on a consolidated basis after eliminating earnings or losses attributable to outstanding Minority Interests, but excluding in any event:

                 (a) any (i) gains or losses on the sale or other disposition of Investments or fixed or capital assets, and any taxes on such excluded gains and any tax deductions or credits on account of any such excluded losses and (ii) reversal of any contingency

Walbro Corporation                                               Note Agreement


             reserve, except to the extent that provision for such contingency reserve shall have been made from income arising during such period, which, in the case of clauses (i) and (ii), in the aggregate exceed $500,000 per fiscal year of the Company;

                 (b)      the proceeds of any life insurance policy;

                 (c) net earnings and losses of any Subsidiary accrued prior to the date it became a Subsidiary;

                 (d) net earnings and losses of any corporation (other than a Subsidiary), substantially all the assets of which have been acquired in any manner by the Company or any Subsidiary, realized by such corporation prior to the date of such acquisition;

                 (e) net earnings and losses of any corporation (other than a Subsidiary) with which the Company or a Subsidiary shall have consolidated or which shall have merged into or with the Company or a Subsidiary prior to the date of such consolidation or merger;

                 (f) net earnings of any business entity (other than a Subsidiary) in which the Company or any Subsidiary has an ownership interest unless such net earnings shall have actually been received by the Company or such Subsidiary in the form of cash distributions;

                 (g) any portion of the net earnings of any Subsidiary which for any reason is unavailable for payment of dividends to the Company or any other Subsidiary;

                 (h) earnings resulting from any reappraisal, revaluation or write-up of assets;

                 (i) any deferred or other credit representing any excess of the equity in any Subsidiary at the date of acquisition thereof over the amount invested in such Subsidiary; and

                 (j) any gain arising from the acquisition of any Securities of the Company or any Subsidiary.

         "Consolidated Total Assets" shall mean as of the date of any determination thereof the total amount of all assets of the Company and its Subsidiaries (less depreciation, depletion and other properly deductible valuation reserves) determined on a consolidated basis in accordance with GAAP.

         "Consolidated Total Capitalization" shall mean as of the date of any determination thereof the sum of Consolidated Adjusted Net Worth and Consolidated Adjusted Funded Debt.

         "Convertible Subordinated Notes" shall mean promissory notes of the Company evidencing Indebtedness incurred in connection with the acquisition of a business entity or

Walbro Corporation                                               Note Agreement


all or substantially all of the assets comprising a business entity, provided that such promissory notes shall be convertible or exchangeable for the common stock of the Company and shall contain or have applicable thereto subordination provisions substantially in the form set forth in Exhibit E attached hereto providing for the subordination thereof to other Funded Debt of the Company, including, without limitation, the Notes, or such other provisions as may be approved in writing by the Holders holding not less than 66-2/3% in aggregate principal amount of the outstanding Notes.

         "Credit Agreement" shall mean that certain Credit Agreement dated as of January 15, 1992 among the Company, NBD Bank, N.A., as agent and the other banks named on the signature pages thereof, as the same may be amended, modified, waived or supplemented from time to time, and any extension, renewal or replacement thereof.

         "Current Debt" of any Person shall mean as of the date of any determination thereof (i) all Indebtedness of such Person for borrowed money other than Funded Debt of such Person and (ii) Guaranties by such Person of Current Debt of others.

         "Default" shall mean any event or condition the occurrence of which would, with the lapse of time or the giving of notice, or both, constitute an Event of Default.

         "Domestic Subsidiary" shall mean any Subsidiary which is organized under the laws of the United States or any State thereof.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA shall be construed to also refer to any successor sections.

         "ERISA Affiliate" shall mean any corporation, trade or business that is, along with the Company, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in section 414(b) and 414(c), respectively, of the Code or Section 4001 of ERISA.

         "Event of Default" shall have the meaning set forth in Section 6.1.

         "Funded Debt" of any Person shall mean (i) all Indebtedness of such Person for borrowed money or which has been incurred in connection with the acquisition of assets in each case having a final maturity of one or more than one year from the date of origin thereof (or which is renewable or extendible at the option of the obligor for a period or periods more than one year from the date of origin), excluding all payments in respect thereof that are required to be made within one year from the date of any determination of Funded Debt, whether or not the obligation to make such payments shall constitute a current liability of the obligor under GAAP, (ii) all Capitalized Rentals of such Person, and (iii) all Guaranties by such Person of Funded Debt of others.

Walbro Corporation                                               Note Agreement


         "GAAP" shall mean, as at any time, generally accepted accounting principles at such time in the United States.

         "Guaranties" by any Person shall mean all obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing, or in effect guaranteeing, any Indebtedness, dividend or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, all obligations incurred through an agreement, contingent or otherwise, by such Person: (i) to purchase such Indebtedness or obligation or any property or assets constituting security therefor, (ii) to advance or supply funds (x) for the purchase or payment of such Indebtedness or obligation, (y) to maintain working capital or other balance sheet condition or otherwise to advance or make available funds for the purchase or payment of such Indebtedness or obligation, (iii) to lease property or to purchase Securities or other property or services primarily for the purpose of assuring the owner of such Indebtedness or obligation of the ability of the primary obligor to make payment of the Indebtedness or obligation, or (iv) otherwise to assure the owner of the Indebtedness or obligation of the primary obligor against loss in respect thereof. For the purposes of all computations made under this Agreement, a Guaranty in respect of any Indebtedness for borrowed money shall be deemed to be Indebtedness equal to the principal amount of such Indebtedness for borrowed money which has been guaranteed, and a Guaranty in respect of any other obligation or liability or any dividend shall be deemed to be Indebtedness equal to the maximum aggregate amount of such obligation, liability or dividend.

         "Holder" shall mean any Person which is, at the time of reference, the registered Holder of any Note.

         "Indebtedness" of any Person shall mean and include all obligations of such Person which in accordance with GAAP shall be classified upon a balance sheet of such Person as liabilities of such Person, and in any event shall include all (i) obligations of such Person for borrowed money or which has been incurred in connection with the acquisition of property or assets, (ii) obligations secured by any Lien upon property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such obligations, (iii) obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, notwithstanding the fact that the rights and remedies of the seller, lender or lessor under such agreement in the event of default are limited to repossession or sale of property, (iv) Capitalized Rentals and (v) Guaranties of obligations of others of the character referred to in this definition.

         "Institutional Holder" shall mean any Holder which is a Purchaser or an insurance company, bank, savings and loan association, trust company, investment company, charitable foundation, employee benefit plan (as defined in ERISA) or other institutional investor or financial institution and, for purposes of the direct payment provisions of this Agreement, shall include any nominee of any such Holder.

Walbro Corporation                                               Note Agreement


         "Investments" shall mean all investments, in cash or by delivery of property made, directly or indirectly in any Person, whether by acquisition of shares of capital stock, indebtedness or other obligations or Securities or by loan, advance, capital contribution or otherwise; provided, however, that "Investments" shall not mean or include routine investments in property to be used or consumed in the ordinary course of business.

         "Lien" shall mean any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute or contract, and including but not limited to the security interest lien arising from a mortgage, encumbrance, pledge, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. The term "Lien" shall include reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances (including, with respect to stock, stockholder agreements, voting trust agreements, buy-back agreements and all similar arrangements) affecting property. For the purposes of this Agreement, the Company or a Subsidiary shall be deemed to be the owner of any property which it has acquired or holds subject to a conditional sale agreement, Capitalized Lease or other arrangement pursuant to which title to the property has been retained by or vested in some other Person for security purposes and such retention or vesting shall constitute a Lien.

         "Make-Whole Amount" shall mean in connection with any prepayment or acceleration of the Notes the excess, if any, of (i) the aggregate present value as of the date of such prepayment of each dollar of principal being prepaid (taking into account the application of such prepayment required by Section 2.1) and the amount of interest (exclusive of interest accrued to the date of prepayment) that would have been payable in respect of such dollar if such prepayment had not been made, determined by discounting such amounts at the Reinvestment Rate from the respective dates on which they would have been payable, over (ii) 100% of the principal amount of the outstanding Notes being prepaid. If the Reinvestment Rate is equal to or higher than 7.68%, the Make-Whole Amount shall be zero. For purposes of any determination of the Make-Whole Amount:

                 "Reinvestment Rate" shall mean .60%, plus the yield to maturity of the United States Treasury obligations with a maturity (as compiled by and published on Telerate Page 5 or its successor not more than five business days immediately preceding the payment date) most nearly equal to the remaining Weighted Average Life to Maturity of the principal being prepaid (taking into account the application of such prepayment required by Section 2.1). If such rate shall not have been so published, the Reinvestment Rate in respect of such payment date shall mean the mean of the yields to maturity of United States Treasury obligations (as compiled by and published in the United States Federal Reserve Bulletin or its successor publication for each of the two weeks immediately preceding the payment date) with a constant maturity most nearly equal to the Weighted Average Life to Maturity of the principal being prepaid (taking into account the application of such prepayment required by Section 2.1). If no maturity exactly corresponding to the Weighted Average Life to Maturity shall appear therein, yields for the next longer and the next shorter published maturities shall be calculated pursuant to the foregoing sentence and the Reinvestment Rate shall be interpolated

Walbro Corporation                                               Note Agreement


         from such yields on a straight-line basis (rounding to the nearest month). If such rates shall not have been so published, the Reinvestment Rate in respect of such determination date shall be calculated pursuant to the next preceding sentence on the basis of the arithmetic mean of the arithmetic means of the secondary market ask rates, as of approximately 3:30 P.M., New York City time, on the last business days of each of the two weeks preceding the payment date, for the actively traded U.S. Treasury security or securities with a maturity or maturities most closely corresponding to the remaining Weighted Average Life to Maturity, as reported by three primary United States Government securities dealers in New York City of national standing selected in good faith by the Company.

                 "Weighted Average Life to Maturity" of the principal amount of the Notes being prepaid shall mean, as of the time of any determination thereof, the number of years obtained by dividing the then Remaining Dollar-Years of such principal by the aggregate amount of such principal. The term "Remaining Dollar-Years" of such principal shall mean the amount obtained by (i) multiplying (x) the remainder of (1) the amount of principal that would have become due on each scheduled payment date if such prepayment had not been made, less
         (2) the amount of principal on the Notes scheduled to become due on such date after giving effect to such prepayment and the application thereof in accordance with the provisions of Section 2.1, by (y) the number of years (calculated to the nearest one-twelfth) which will elapse between the date of determination and such scheduled payment date, and (ii) totalling the products obtained in (i).

         "Minority Interests" shall mean any shares of stock of any class of a Subsidiary (other than directors' qualifying shares as required by law) that are not owned by the Company and/or one or more of its Subsidiaries. Minority Interests shall be valued by valuing Minority Interests constituting preferred stock at the voluntary or involuntary liquidating value of such preferred stock, whichever is greater, and by valuing Minority Interests constituting common stock at the book value of capital and surplus applicable thereto adjusted, if necessary, to reflect any changes from the book value of such common stock required by the foregoing method of valuing Minority Interests in preferred stock.

         "Multiemployer Plan" shall have the same meaning as in ERISA.

         "PBGC" means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

         "Person" shall mean an individual, partnership, corporation, trust or unincorporated organization, and a government or agency or political subdivision thereof.

         "Plan" means a "pension plan," as such term is defined in ERISA, established or maintained by the Company or any ERISA Affiliate or as to which the Company or any ERISA Affiliate contributed or is a member or otherwise may have any liability.

Walbro Corporation                                               Note Agreement


         "Plan Contributions" shall mean the fair market value of assets that have been segregated and restricted for non-pension postretirement benefits in accordance with SFAS 106.

         "Priority Obligations" shall mean and include (i) all Funded Debt of Subsidiaries (other than Funded Debt of Subsidiaries to the Company or a Wholly-owned Subsidiary), (ii) all other Indebtedness of the Company and its Subsidiaries secured by Liens permitted by paragraphs (f), (g) and (h) of
Section 5.8 (other than Indebtedness of Subsidiaries to the Company or a Wholly-owned Subsidiary) and (iii) preferred stock of Subsidiaries held by any Person other than the Company and its Wholly-owned Subsidiaries. The amount of Priority Obligations outstanding as at any date of determination thereof shall mean the sum, without duplication, of the aggregate unpaid principal amount of all Indebtedness constituting Priority Obligations and the voluntary or involuntary liquidating value, whichever is greater, of preferred stock constituting Priority Obligations.

         "Purchasers" shall have the meaning set forth in Section 1.1.

         "Rentals" shall mean and include as of the date of any determination thereof all fixed payments (including as such all payments which the lessee is obligated to make to the lessor on termination of the lease or surrender of the property) payable by the Company or a Subsidiary, as lessee or sublessee under a lease of real or personal property, but shall be exclusive of any amounts required to be paid by the Company or a Subsidiary (whether or not designated as rents or additional rents) on account of maintenance, repairs, insurance, taxes and similar charges. Fixed rents under any so-called "percentage leases" shall be computed solely on the basis of the minimum rents, if any, required to be paid by the lessee regardless of sales volume or gross revenues.

         "Reportable Event" shall have the same meaning as in ERISA.

         "Security" shall have the same meaning as in Section 2(1) of the Securities Act of 1933, as amended.

         The term "subsidiary" shall mean as to any particular parent corporation any corporation of which more than 50% (by number of votes) of the Voting Stock shall be beneficially owned, directly or indirectly, by such parent corporation. The term "Subsidiary" shall mean a subsidiary of the Company.

         "Voting Stock" shall mean Securities of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (or Persons performing similar functions).

         "Wholly-owned" when used in connection with any Subsidiary shall mean a Subsidiary of which all of the issued and outstanding shares of stock (except shares required as directors' qualifying shares) and all Funded Debt and Current Debt shall be owned by the Company and/or one or more of its Wholly-owned Subsidiaries.

Walbro Corporation                                               Note Agreement


           Section 8.2. Accounting Principles. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, the same shall be done in accordance with GAAP, to the extent applicable, except where such principles are inconsistent with the requirements of this Agreement.

           Section 8.3. Directly or Indirectly. Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether the action in question is taken directly or indirectly by such Person.

SECTION 9.             MISCELLANEOUS.

           Section 9.1. Registered Notes. The Company shall cause to be kept at its principal office a register for the registration and transfer of the Notes (hereinafter called the "Note Register"), and the Company will register or transfer or cause to be registered or transferred as hereinafter provided any Note issued pursuant to this Agreement.

         At any time and from time to time any Holder which has been duly registered as hereinabove provided may transfer such Note upon surrender thereof at the principal office of the Company duly endorsed or accompanied by a written instrument of transfer duly executed by the Holder or its attorney duly authorized in writing.

         The Person in whose name any registered Note shall be registered shall be deemed and treated as the owner and holder thereof and a Holder for all purposes of this Agreement. Payment of or on account of the principal, premium, if any, and interest on any registered Note shall be made to or upon the written order of such Holder.

           Section 9.2. Exchange of Notes. At any time and from time to time, upon not less than ten days' notice to that effect given by the Holder of any Note initially delivered or of any Note substituted therefor pursuant to
Section 9.1, this Section 9.2 or Section 9.3, and, upon surrender of such Note at its office, the Company will deliver in exchange therefor, without expense to such Holder, except as set forth below, a Note for the same aggregate principal amount as the then unpaid principal amount of the Note so surrendered, or Notes in the denomination of $100,000 or any amount in excess thereof as such Holder shall specify, dated as of the date to which interest has been paid on the Note so surrendered or, if such surrender is prior to the payment of any interest thereon, then dated as of the date of issue, registered in the name of such Person or Persons as may be designated by such Holder, and otherwise of the same form and tenor as the Notes so surrendered for exchange. The Company may require the payment of a sum sufficient to cover any stamp tax or governmental charge imposed upon such exchange or transfer.

           Section 9.3. Loss, Theft, Etc. of Notes. Upon receipt of evidence satisfactory to the Company of the loss, theft, mutilation or destruction of any Note, and in the case of any such loss, theft or destruction upon delivery of a bond of indemnity in such form and amount as shall be reasonably satisfactory to the Company, or in the event of such mutilation upon

Walbro Corporation                                               Note Agreement


surrender and cancellation of the Note, the Company will make and deliver without expense to the Holder thereof, a new Note, of like tenor, in lieu of such lost, stolen, destroyed or mutilated Note. If an Institutional Holder is the owner of any such lost, stolen or destroyed Note, then the affidavit of an authorized officer of such owner, setting forth the fact of loss, theft or destruction and of its ownership of such Note at the time of such loss, theft or destruction shall be accepted as satisfactory evidence thereof and no further indemnity shall be required as a condition to the execution and delivery of a new Note other than the written agreement of such owner to indemnify the Company.

           Section 9.4. Expenses, Stamp Tax Indemnity. Whether or not the transactions herein contemplated shall be consummated, the Company agrees to pay directly all of the Purchasers' out-of-pocket expenses in connection with the preparation, execution and delivery of this Agreement and the transactions contemplated hereby, including but not limited to the reasonable charges and disbursements of Chapman and Cutler, special counsel to the Purchasers, duplicating and printing costs and charges for shipping the Notes, adequately insured to each Purchaser's home office or at such other place as such Purchaser may designate, and all such expenses of the Holders relating to any amendment, waivers or consents pursuant to the provisions hereof, including, without limitation, any amendments, waivers, or consents resulting from any work-out, renegotiation or restructuring relating to the performance by the Company of its obligations under this Agreement and the Notes. The Company also agrees that it will pay and save each Purchaser harmless against any and all liability with respect to stamp and other taxes, if any, which may be payable or which may be determined to be payable in connection with the execution and delivery of this Agreement or the Notes, whether or not any Notes are then outstanding. The Company agrees to protect and indemnify each Purchaser against any liability for any and all brokerage fees and commissions payable or claimed to be payable to any Person in connection with the transactions contemplated by this Agreement.

           Section 9.5.     Powers and Rights Not Waived Remedies
Cumulative. No delay or failure on the part of any Holder in the exercise of any power or right shall operate as a waiver thereof; nor shall any single or partial exercise of the same preclude any other or further exercise thereof, or the exercise of any other power or right, and the rights and remedies of each Holder are cumulative to, and are not exclusive of, any rights or remedies any such Holder would otherwise have.

           Section 9.6. Notices. All communications provided for hereunder shall be in writing and, if to a Holder, delivered or mailed prepaid by registered or certified mail or overnight air courier, or by facsimile communication, in each case addressed to such Holder at its address appearing beneath its signature at the foot of this Agreement or such other address as any Holder may designate to the Company in writing, and if to the Company, delivered or mailed by registered or certified mail or overnight air courier, or by facsimile communication, to the Company at the address beneath its signature at the foot of this Agreement or to such other address as the Company may in writing designate to the Holders; provided, however, that a notice to a Holder by overnight air courier shall only be effective if delivered to such Holder at a street address designated for such purpose in accordance with this
Section 9.6, and a notice to such Holder by facsimile communication shall only be effective if made by confirmed transmission to such Holder at a telephone number

Walbro Corporation                                               Note Agreement


designated for such purpose in accordance with this Section 9.6 and promptly followed by the delivery of such notice by registered or certified mail or overnight air courier, as set forth above.

           Section 9.7. Successors and Assigns. This Agreement shall be binding upon the Company and its successors and assigns and shall inure to the benefit of each Purchaser and its successor and assigns, including each successive Holder.

           Section 9.8. Survival of Covenants and Representations. All covenants, representations and warranties made by the Company herein and in any certificates delivered pursuant hereto, whether or not in connection with the Closing Date, shall survive the closing and the delivery of this Agreement and the Notes.

           Section 9.9. Severability. Should any part of this Agreement for any reason be declared invalid or unenforceable, such decision shall not affect the validity or enforceability of any remaining portion, which remaining portion shall remain in force and effect as if this Agreement had been executed with the invalid or unenforceable portion thereof eliminated and it is hereby declared the intention of the parties hereto that they would have executed the remaining portion of this Agreement without including therein any such part, parts or portion which may, for any reason, be hereafter declared invalid or unenforceable.

          Section 9.10. Governing Law. This Agreement and the Notes issued and sold hereunder shall be governed by and construed in accordance with Illinois law.

          Section 9.11. Captions. The descriptive headings of the various Sections or parts of this Agreement are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

          Section 9.12. Additional Indebtedness. Subject to the terms and provisions hereof (including, but not limited to, Section 5.7) the Company may, from time to time, issue and sell additional senior promissory notes and may, in connection with the documentation thereof, incorporate by reference various provisions of this Agreement. Such incorporation by reference shall not modify, dilute or otherwise affect the terms and provisions hereof including, without limitation, the priority of the Notes and the percentage of the Notes required to approve an amendment or effectuate a waiver under the provisions of
Section 7 or the percentages of the Notes required to accelerate the Notes or rescind such an acceleration under the provisions of Section 6.

Walbro Corporation                                               Note Agreement


    The execution hereof by the Purchasers shall constitute a contract among the Company and the Purchasers for the uses and purposes hereinabove set forth.
This Agreement may be executed in any number of counterparts, each executed counterpart constituting an original but all together only one agreement.

ATTEST:                                                WALBRO CORPORATION


By  Daniel L. Hittler                               By  M. A. Shope
    ----------------------                              --------------------
    Its Secretary                                       Its Chief Financial
                                                        Officer and Treasurer



WALBRO CORPORATION
6242 Garfield Street
Cass City, Michigan  48726
Attention:  Chief Financial Officer
Telefacsimile:  (517) 872-2301
Confirmation:  (517) 872-2131

Walbro Corporation                                               Note Agreement


Accepted as of October 1, 1994:         PRINCIPAL MUTUAL LIFE INSURANCE COMPANY


                                        By    Warren Shank
                                              -------------
                                        Its   WARREN SHANK
                                                  COUNSEL


                                        By     Donald D. Brattebo
                                              ------------------------
                                        Its    DONALD D. BRATTEBO
                                              SECOND VICE PRESIDENT
                                              SECURITIES INVESTMENT

PRINCIPAL MUTUAL LIFE INSURANCE COMPANY
711 High Street
Des Moines, Iowa  50392-0800
Attention:  Investment Department--Securities Division
Telefacsimile:  (515) 248-2490
Confirmation:  (515) 248-3495

Payments

All payments on or in respect of the Notes to be by bank wire transfer of Federal or other immediately available funds (identifying each payment as "Walbro Corporation, 7.68% Senior Notes due October 1, 2004, PPN 931154 A*9, Bond Number 1-B-60093 in the case of the $16,000,000 Note or Bond Number 16-B-60093 in the case of the $4,000,000 Note, principal, premium or interest") to:

  Norwest Bank Iowa, N.A.
  7th and Walnut Streets
  Des Moines, Iowa  50309
  ABA #073 000 228

  for credit to:  Principal Mutual Life Insurance Company's
  General Account Number 014752 in the case of the $16,000,000 Note or Principal Mutual Life Insurance Company's Account No. 032395 in the case of the $4,000,000 Note

Walbro Corporation                                               Note Agreement


Notices

All notices concerning payment on or in respect of the Notes, to:

     Principal Mutual Life Insurance Company
     711 High Street
     Des Moines, Iowa  50392-0960
     Attention:  Investment Department, Accounting & Treasury

All notices and communications other than those in respect to payments to be addressed as first provided above.

Name of Nominee in which Notes are to be issued:  None

Taxpayer I.D. Number:  42-012-7290

Walbro Corporation                                               Note Agreement


Accepted as of October 1, 1994:

                                           THE MUTUAL LIFE INSURANCE COMPANY OF
                                             NEW YORK


                                           By /s/ Frank G. Simunek
                                           Its    FRANK G. SIMUNEK
                                                 MANAGING DIRECTOR

THE MUTUAL LIFE INSURANCE COMPANY
  OF NEW YORK
1740 Broadway
New York, New York  10019
Attention:  MONY Capital Management Unit

Payments

All payments on or in respect of the Notes to be by bank wire transfer of Federal or other immediately available funds (identifying each payment as "Walbro Corporation, 7.68% Senior Notes due October 1, 2004, PPN 931154 A*9, principal, premium or interest") to:

  Chemical Bank (ABA #021000128)
  New York, New York

  for credit to: (A)      In the case of the Note issued in the original
                          principal amount of $8,000,000, The Mutual
                          Life Insurance Company of New York Security
                          Remittance Account Number 321-023803; and
                 (B)      In the case of the Note issued in the original
                          principal amount of $1,000,000, The Mutual
                          Life Insurance Company of New York Account Number
                          323-161235.

Notices

All notices of payment on or in respect of the Notes and written confirmation of each such payment to:

         Glenpointe Marketing & Operations Center--MONY
         Glenpointe Center West, 500 Frank W. Burr Blvd.
         Teaneck, New Jersey  07666-6888
         Attention:  Securities Custody
         Telecopy:  (201) 907-6979

All notices and communications other than those in respect to payments to be addressed as first provided above.

Walbro Corporation                                               Note Agreement


Name of Nominee in which Notes are to be issued:  None

Taxpayer I.D. Number:  13-1632487

Walbro Corporation                                              Note Agreement





Accepted as of October 1, 1994:

                                        MONY LIFE INSURANCE COMPANY OF
                                          AMERICA


                                        By /s/ Frank G. Simunek
                                        Its    FRANK G. SIMUNEK
                                               AUTHORIZED AGENT

MONY LIFE INSURANCE COMPANY OF AMERICA
c/o The Mutual Life Insurance Company of New York
1740 Broadway
New York, New York  10019
Attention:  MONY Capital Management Unit

Payments

All payments on or in respect of the Notes to be by bank wire transfer of Federal or other immediately available funds (identifying each payment as "Walbro Corporation, 7.68% Senior Notes due October 1, 2004, PPN 931154 A*9, principal, premium or interest") to:

  Chemical Bank (ABA #021000128)
  New York, New York

  for credit to:  MONY Life Insurance Company of America
  Account Number 323-161243

Notices

All notices of payment on or in respect of the Notes and written confirmation of each such payment to:

  Glenpointe Marketing & Operations Center--MONY
  Glenpointe Center West, 500 Frank W. Burr Blvd.
  Teaneck, New Jersey  07666-6888
  Attention:  Securities Custody
  Telecopy:  (201) 907-6979

All notices and communications other than those in respect to payments to be addressed as first provided above.

Name of Nominee in which Notes are to be issued:  None

Taxpayer I.D. Number:  86-0222062

Walbro Corporation                                               Note Agreement


Accepted as of October 1, 1994:

                                        NATIONWIDE LIFE INSURANCE COMPANY


                                        By /s/ James W. Pruden
                                           ---------------------
                                           Its   JAMES W. PRUDEN
                                                  VICE PRESIDENT
                                              MUNICIPAL SECURITIES

NATIONWIDE LIFE INSURANCE COMPANY
One Nationwide Plaza (1-33-07)
Columbus, Ohio  43215-2220
Attention:  Corporate Fixed-Income Securities

Payments

All payments on or in respect of the Notes to be by bank wire transfer of Federal or other immediately available funds (identifying each payment as "Walbro Corporation, 7.68% Senior Notes due October 1, 2004, PPN 931154 A*9, principal, premium or interest") to:

         Morgan Guaranty Trust Company of New York (ABA #021-000-238) JOURNAL #999-99-024
         F/A/O Nationwide Life Insurance Company
         Custody A/C #71615
         Attention:  Custody Service Department

Notices

All notices of payment on or in respect of the Notes and written confirmation of each such payment to:

         Nationwide Life Insurance Company
         One Nationwide Plaza (1-32-09)
         Columbus, Ohio  43215-2220
         Attention:  Corporate Money Management

All notices and communication other than those in respect to payments to be addressed as first provided above.

Name of Nominee in which Notes are to be issued:  None

Taxpayer I.D. Number:  31-4156830

Walbro Corporation                                               Note Agreement


Accepted as of October 1, 1994:

                                        FINANCIAL HORIZONS LIFE INSURANCE
                                          COMPANY


                                        By /s/ James W. Pruden
                                           ---------------------
                                           Its     JAMES W. PRUDEN
                                                    VICE PRESIDENT
                                                 MUNICIPAL SECURITIES

FINANCIAL HORIZONS LIFE INSURANCE COMPANY
One Nationwide Plaza (1-33-07)
Columbus, Ohio  43215-2220
Attention:  Corporate Fixed-Income Securities

Payments

All payments on or in respect of the Notes to be by bank wire transfer of Federal or other immediately available funds (identifying each payment as "Walbro Corporation, 7.68% Senior Notes due October 1, 2004, PPN 931154 A*9, principal or interest") to:

         Morgan Guaranty Trust Company of New York (ABA #021-000-238) JOURNAL #999-99-024
         F/A/O Financial Horizons Life Insurance Company
         Custody A/C #71620
         Attention:  Custody Service Department

Notices

All notices of payment, on or in respect of the Notes, and written confirmation of each such payment to be addressed:

         Financial Horizons Life Insurance Company
         One Nationwide Plaza (1-32-09)
         Columbus, Ohio  43215-2220
         Attention:  Corporate Money Management

All notices and communications other than those in respect of payments to be addressed as first provided above.

Name of Nominee in which Notes are to be issued:  None

Taxpayer I.D. Number:  31-1000740

                                                        PRINCIPAL AMOUNT
                NAMES OF PURCHASERS                      OF NOTES TO BE
                                                           PURCHASED
PRINCIPAL MUTUAL LIFE INSURANCE COMPANY                 $20,000,000(1)

THE MUTUAL LIFE INSURANCE COMPANY                         9,000,000(2)
  OF NEW YORK

MONY LIFE INSURANCE COMPANY OF AMERICA                    6,000,000

NATIONWIDE LIFE INSURANCE COMPANY                         8,000,000

FINANCIAL HORIZONS LIFE INSURANCE COMPANY                 2,000,000


Total                                                   $45,000,000





---------------

1 To be evidenced by two Notes in the original principal amounts of $16,000,000 and $4,000,000, respectively.


2 To be evidenced by two Notes in the original principal amounts of $8,000,000 and $1,000,000, respectively.

                                  SCHEDULE I
                             (to Note Agreement)

                               WALBRO CORPORATION
                               7.68% Senior Note
                              Due October 1, 2004

                                PPN: 931154 A*9
No.
                                                                 _________, 19__
$

         Walbro Corporation, a Delaware corporation (the "Company"), for value received, hereby promises to pay to or registered assigns
                       on the first day of October, 2004
                            the principal amount of

                                                         DOLLARS ($____________)

and to pay interest (computed on the basis of a 360-day year of twelve
30-day months) on the principal amount from time to time remaining unpaid hereon at the rate of 7.68% per annum from the date hereof until maturity, payable quarterly on the first day of each January, April, July and October in each year (commencing on the first of such dates after the date hereof) and at maturity. The Company agrees to pay interest on overdue principal (including any overdue required or optional prepayment of principal) and premium, if any, and (to the extent legally enforceable) on any overdue installment of interest, at the rate of 9.68% per annum after the due date, whether by acceleration or otherwise, until paid. Both the principal hereof and interest hereon are payable at the principal office of the Company in Cass City, Michigan in coin or currency of the United States of America which at the time of payment shall be legal tender for the payment of public and private debts.

         This Note is one of the 7.68% Senior Notes due October 1, 2004 (the "Notes") of the Company in the aggregate principal amount of $45,000,000 issued or to be issued under and pursuant to the terms and provisions of the Note Agreement dated as of October 1, 1994 (the "Note Agreement"), entered into by the Company with the original Purchasers therein referred to, and this Note and the holder hereof are entitled equally and ratably with the holders of all other Notes outstanding under the Note Agreement to all the benefits provided for thereby or referred to therein. Reference is hereby made to the Note Agreement for a statement of such rights and benefits.





                                  EXHIBIT A
                             (to Note Agreement)

         This Note and the other Notes outstanding under the Note Agreement may be declared due prior to their expressed maturity dates and certain prepayments are required to be made thereon, all in the events, on the terms and in the manner and amounts as provided in the Note Agreement.

         The Notes are not subject to prepayment or redemption at the option of the Company prior to their expressed maturity dates except on the terms and conditions and in the amounts and with the premium, if any, set forth in the Note Agreement.

         This Note is registered on the books of the Company and is transferable only by surrender thereof at the principal office of the Company duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of this Note or its attorney duly authorized in writing. Payment of or on account of principal, premium, if any, and interest on this Note shall be made only to or upon the order in writing of the registered holder.

                                        WALBRO CORPORATION



                                        By_________________________
                                            Its

================================================================================




                               GUARANTY AGREEMENT

                          Dated as of October 1, 1994

                                       of

                            [_____________________]

                                      Re:

                         $45,000,000 7.68% Senior Notes
                              Due October 1, 2004
                                       of
                               WALBRO CORPORATION

================================================================================


                                  EXHIBIT B
                             (to Note Agreement)

                               TABLE OF CONTENTS
SECTION                                                    HEADING                                                          PAGE
Parties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

Recitals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

SECTION 1.                GUARANTY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

SECTION 2.                PAYMENT UPON CERTAIN EVENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

SECTION 3.                GENERAL PROVISIONS RELATING TO THE GUARANTY . . . . . . . . . . . . . . . . . . . . . . . . . . . 2

SECTION 4.                WAIVERS; OBLIGATION UNCONDITIONAL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2

SECTION 5.                COLLECTION EXPENSES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4

SECTION 6.                NO SUBROGATION UNTIL PAYMENT IN FULL  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4

SECTION 7.                REPRESENTATIONS AND WARRANTIES OF GUARANTOR . . . . . . . . . . . . . . . . . . . . . . . . . . . 4

SECTION 8.                CORPORATE EXISTENCE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4

SECTION 9.                LIMITATION ON CONSOLIDATION, MERGER, SALE, LEASE OR OTHER DISPOSITION BY GUARANTOR  . . . . . . . 4

SECTION 10.               INTERPRETATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5

SECTION 11.               SUCCESSORS AND ASSIGNS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5

SECTION 12.               NOTICES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5

SECTION 13.               LIMITATION ON MAXIMUM LIABILITY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5

SECTION 14.               COUNTERPARTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6

SECTION 15.               SEVERABILITY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6

SECTION 16.               GOVERNING LAW . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6

Signatures  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7

                              GUARANTY AGREEMENT

         GUARANTY AGREEMENT (this "Guaranty") dated as of October 1, 1994 by [____________________], a ________ corporation (the "Guarantor").

                                   RECITALS:

           A. Walbro Corporation, a Delaware corporation (the "Company") has entered into that certain Note Agreement dated as of October 1, 1994 (the "Note Agreement") with the institutional investors (the "Note Purchasers") named in the Note Agreement, providing for the sale by the Company of its $45,000,000 aggregate principal amount of 7.68% Senior Notes due October 1, 2004 (the "Notes").

           B. The Guarantor is desirous that the Note Purchasers enter into the Note Agreement and purchase the Notes, and by doing so the Note Purchasers will be conferring financial and other benefits on the Guarantor, and as an inducement to enter into the Note Agreement and in consideration therefor the Note Purchasers have required that the Guarantor enter into this Guaranty.

           C. Capitalized terms used herein shall have the meanings assigned in the Note Agreement.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and to aid the sale of the Notes and to induce the Note Purchasers, and every future holder of the Notes, to purchase the Notes, it is hereby agreed as follows:

SECTION 1.    GUARANTY.

             The Guarantor hereby unconditionally guarantees to each holder of any Note (collectively the "Noteholders" and each individually a "Noteholder") for so long as the Indebtedness under the Credit Agreement remains outstanding and is guaranteed by the Guarantor
             (1) the due and punctual payment at maturity, whether at stated maturity, by acceleration, by notice of prepayment or otherwise, of the principal of and premium, if any, and interest on the Notes in accordance with the terms and conditions thereof and of the Note Agreement, and (2) the prompt performance and compliance by the Company with each of its other obligations under the Note Agreement.

SECTION 2.    PAYMENT UPON CERTAIN EVENTS.

         The Guarantor agrees that, if any of the Events of Default described in Section 6.1(M), (N) or (O) of the Note Agreement occurs, the Guarantor shall pay forthwith to the Noteholders, without demand or notice and whether or not there has been any other default under the Note Agreement or the Notes, the whole amount of the principal of and Make-Whole

Walbro Corporation                                           Guaranty Agreement


Amount, if any, on the Notes then outstanding and any unpaid interest thereon, with interest thereon, so far as permitted by law, at the rate of 9.68% per annum.

SECTION 3.    GENERAL PROVISIONS RELATING TO THE GUARANTY.

         Each and every Event of Default under the Note Agreement shall give rise to a separate claim and cause of action hereunder, and separate claims or suits may be made and brought, as the case may be, hereunder as each such default occurs. The obligations hereunder are independent of the obligations of the Company to pay the principal of and premium, if any, and interest on the Notes, and a separate action or actions may be brought and prosecuted against the Guarantor whether such action is brought and prosecuted against the Company or any other guarantor, or whether the Company is joined in any such action or actions. The obligations of the Guarantor hereunder shall be reinstated and revived, and the rights of the Noteholders shall continue, with respect to any amount at any time paid on account of the obligations guaranteed hereby, which shall thereafter be required to be restored or returned by the Noteholders upon the bankruptcy, insolvency or reorganization of the Company, or otherwise, all as though such amount had not been paid.

SECTION 4.    WAIVERS; OBLIGATION UNCONDITIONAL.

         The Guarantor assents to all the terms, covenants and conditions of the Notes and the Note Agreement, and irrevocably waives presentation, demand for payment, or protest, of any of the Notes, any and all notice of any such presentation, demand or protest, notice of any default or event of default under the Note Agreement, notice of acceptance of this guarantee or of the terms and provisions thereof by any Noteholder, any requirement of diligence or promptness on the part of any Noteholder in the enforcement of rights under the provisions hereof, of the Note Agreement or of the Notes, or any right to require any Noteholder to proceed first against the Company. The obligations of the Guarantor hereunder shall be unconditional irrespective of the genuineness, validity, regularity or enforceability of the Note Agreement or of the Notes or of any other circumstance which might otherwise constitute a legal or equitable discharge of a surety or guarantor. The obligations of the Guarantor hereunder shall not be affected by:

                 (a) the recovery of any judgment against the Company, or by the levy of any writ or process of execution under any such judgment, or by any action or proceeding taken by any Noteholder, either under the Notes or under the Note Agreement for the enforcement thereof, or hereof, or in the exercise of any right or power given or conferred thereby, or hereby, or

                 (b) any delay, failure or omission upon the part of any Noteholder to enforce any of the rights or powers given or conferred hereby or by the Note Agreement, or by any delay, failure or omission upon the part of any Noteholder to enforce any right of any Noteholder against the Company, or by any action by any Noteholder in granting indulgence to the Company, or in waiving or acquiescing in any default or





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

Walbro Corporation                                            Guaranty Agreement


             event of default upon the part of the Company under the Notes or under the Note Agreement, or

                 (c) the consolidation or merger of the Company or any of its Subsidiaries with or into any other corporation or corporations or any sale, lease or other disposition of the Company or any of its Subsidiaries' properties as an entirety or substantially as an entirety to any other corporation, or

                 (d) the acceptance of any additional security or other guaranty, the advance of additional money to the Company or any other Person, the renewal or extension of any amounts guaranteed hereby, or the sale, release, substitution or exchange of any security for the amounts guaranteed hereby, or

                 (e) any defense (other than the full and indefeasible performance by the Company of its obligations under the Note Agreement and the Notes) whatsoever that the Company or any other Person might have to the payment of any of the amounts or obligations guaranteed hereby or to the performance or observance of any of the provisions of the Note Agreement or the Notes, whether through the satisfaction or purported satisfaction by the Company or any other Person of its debts due to any cause such as bankruptcy, insolvency, receivership, merger, consolidation, reorganization, dissolution, liquidation, winding-up or otherwise, or

                 (f) impossibility or illegality of performance on the part of the Company or any other Person of its obligations under the Note Agreement or the Notes, or

                 (g) any renewal, extension, refunding, amendment or modification of or addition or supplement to or deletion from any of the terms of the Note Agreement or the Notes, or any other agreement which may be made relating to any such instruments which does not specifically amend or specifically modify the terms of this Guaranty, or

                 (h) any amendment, compromise, release or consent or other action or inaction in respect of any of the terms of the Note Agreement or the Notes (other than any such amendment, compromise, release or consent or other action which, by its terms, expressly modifies the terms and provisions hereof), or

                 (i) any bankruptcy, insolvency, reorganization, arrangement, adjustment, composition, liquidation, or the like of the Company or any of its Subsidiaries, or

                 (j) absence of any notice to, or knowledge by, the Guarantor of the existence or occurrence of any of the matters or events set forth in the foregoing subdivisions (a) through (i), or

                 (k) any other act or delay or failure to act, or any other thing, which may or might in any manner or to any extent vary the risk of the Guarantor hereunder;





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

Walbro Corporation                                           Guaranty Agreement


it being the purpose and intent of the parties hereto that the obligations of the Guarantor hereunder shall be absolute and unconditional under any and all circumstances, and shall not be discharged except by payment as herein provided, and then only to the extent of such payment or payments.

SECTION 5.      COLLECTION EXPENSES.

         In the event that the Guarantor shall be required to make any payment to any Noteholder pursuant to this Guaranty, it shall, in addition to such payment, pay to such Noteholder such further amount as shall be sufficient to cover the reasonable costs and expenses of collection, including a reasonable compensation to attorneys, and any expenses or liabilities incurred by any Noteholder hereunder. The covenants contained in this Guaranty may be enforced by any Noteholder.

SECTION 6.      NO SUBROGATION UNTIL PAYMENT IN FULL.

         No payment by the Guarantor pursuant to the provisions hereof to any Noteholder shall entitle the Guarantor, by subrogation to the rights of the holders of the Notes in respect of which such payment is made or otherwise, to any payment by the Company or out of the property of the Company, except after payment in full of the entire principal of, premium, if any, and interest on the Notes and any other amounts due under the Note Agreement, or provision for such payment satisfactory to the holders of the Notes.

SECTION 7.      REPRESENTATIONS AND WARRANTIES OF GUARANTOR.

         The Guarantor does hereby represent and warrant that the representations and warranties set forth in Exhibit C to the Note Agreement are true and correct as of the date hereof (or, to the extent any such representations or warranties expressly relate to an earlier date, as of such earlier date).

SECTION 8.      CORPORATE EXISTENCE.

         The Guarantor will do all things necessary to preserve and keep in full force and effect its corporate existence, rights and franchises; provided, however, that nothing in this Section shall prevent the withdrawal by the Guarantor from any State or jurisdiction of its qualification as a foreign corporation and its authorization to do business in such State or jurisdiction or a consolidation or merger permitted by Section 9 hereof.

SECTION 9. LIMITATION ON CONSOLIDATION, MERGER, SALE, LEASE OR OTHER DISPOSITION BY GUARANTOR.

         The Guarantor agrees that it will not consolidate with, merge into, or sell, lease or otherwise dispose of all or substantially all its property as an entirety to, any other corporation unless the corporation (if other than such Guarantor) resulting from any such

Walbro Corporation                                           Guaranty Agreement


consolidation or merger or to which such sale, lease or other disposition shall have been made shall, immediately upon such consolidation, merger, sale, lease or other disposition,

                 (a) expressly assume in writing the due and punctual performance and observance of all the terms, covenants, agreements and conditions of this Guaranty to be performed or observed by such Guarantor to the same extent as if such successor corporation instead of such Guarantor had been the original party hereto, and

                 (b) furnish a true and complete copy of the assumption to each Noteholder, together with an opinion of counsel opining favorably as to the due authorization, execution and enforceability of the assumption;

provided, however, that no such sale, lease or other disposition shall release such Guarantor from any of its obligations under this Guaranty.

SECTION 10.     INTERPRETATION.

         The Guarantor acknowledges and agrees that the obligations and agreements contained herein including, without limitation thereof, the agreements of the Guarantor under Sections 7 and 8 hereof are in addition to, and not in limitation of, any limitations or restrictions to which such Guarantor may be subject under the Note Agreement.

SECTION 11.     SUCCESSORS AND ASSIGNS.

         All covenants and agreements contained in this Guaranty by or on behalf of the Guarantor shall be binding upon the Guarantor and its successors and assigns and shall inure to the benefit of the Note Purchasers and each and every Noteholder.

SECTION 12.     NOTICES.

         All notices, requests, demands, waivers or other communications required or contemplated hereby shall be given or made in the manner provided in Section 9.6 of the Note Agreement at such Guarantor's address: 6242 Garfield Street, Cass City, Michigan 48726, Attention: Chief Financial Officer.

SECTION 13.     LIMITATION ON MAXIMUM LIABILITY.

         Notwithstanding anything in this Agreement to the contrary, the maximum liability of the Guarantor under this Agreement shall in no event exceed the Guarantor's Maximum Guaranteed Amount. "Maximum Guaranteed Amount" of the Guarantor shall mean the sum of (i) any Valuable Transfer (as hereinafter defined), plus (to the extent not included in (i) above) (ii) $1.00 less than the amount which would render this Agreement void or voidable under applicable law. The term "Valuable Transfer" shall mean all proceeds of any loans made or notes issued pursuant to the Note Agreement which are directly or indirectly advanced by the Company to the Guarantor in any form whatsoever (including, without

Walbro Corporation                                           Guaranty Agreement


limitation, loans, advances or capital contributions) or used, directly or indirectly, to enable the Company or the Guarantor to carry any such advance.

SECTION 14.     COUNTERPARTS.

         This Guaranty may be executed simultaneously in several counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

SECTION 15.     SEVERABILITY.

         In case any one or more of the provisions contained in this Guaranty shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Guaranty shall not in any way be affected or impaired thereby.

SECTION 16.     GOVERNING LAW.

         This Guaranty and all rights arising hereunder shall be construed and determined in accordance with the laws of the State of Illinois and the performance thereof shall be governed and enforced in accordance with such laws.

Walbro Corporation                                           Guaranty Agreement


        IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be duly executed as of the day and year first above written.

                                [___________________________________]


                                By _________________________________